UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Limited Brands, Inc.

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Notice of

Annual Meeting of Stockholders

and Proxy Statement

May 24, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 24, 2012: The proxy statement and annual report to stockholders are available at http://www.proxyvote.com.

April 12, 2012

DEAR STOCKHOLDER:

You are cordially invited to attend our 2012 annual meeting of stockholders to be held at 9:00 a.m., Eastern Time, on May 24, 2012, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is 614-415-6400 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of Limited Brands.

The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

Sincerely yours,

/s/ Leslie H. Wexner ____________________________
Leslie H. Wexner
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 24, 2012

April 12, 2012

TO OUR STOCKHOLDERS:

We are pleased to invite you to attend our 2012 annual meeting of stockholders to:

•	Elect the three nominees proposed by the Board of Directors as directors to serve for a three-year term.

•	Ratify the appointment of our independent registered public accountants.

•	Hold an advisory vote to approve named executive officer compensation.

•	Vote on a proposal to amend the Certificate of Incorporation to remove supermajority voting requirements.

•	Vote on the stockholder proposals described in the accompanying proxy statement, if properly presented at the meeting.

•	Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 4, 2012 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided.

Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

By Order of the Board of Directors,

/s/ Leslie H. Wexner __________________________
Leslie H. Wexner
Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of Limited Brands, Inc. is soliciting your proxy to vote at our 2012 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. In this proxy statement, “we,” “our,” “Limited Brands” and the “Company” refer to Limited Brands, Inc.

We began mailing this proxy statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), on or about April 12, 2012 to all stockholders entitled to vote. Limited Brands’ 2011 Annual Report on Form 10-K, which includes our financial statements, is being sent with this proxy statement and is available in paper copy by request or in electronic form.

Date, Time and Place of Meeting

Date:	May 24, 2012

Time:	9:00 a.m., Eastern Time

Place:	Three Limited Parkway, Columbus, Ohio 43230

Attending the Meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located at the back of this booklet. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned Limited Brands common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, April 4, 2012. As of the record date, there were 293,314,043 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting Your Shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares in the following manner:

•	“FOR” the election of the Board’s three nominees for director (as described on pages 4 and 5);

•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 11);

•	“FOR” on the advisory vote to approve named executive officer compensation (as described on pages 12 and 13);

•

“FOR” the proposal to amend the Certificate of Incorporation to remove supermajority voting requirements (as described on pages 14 and 15), in recognition of the vote at the Company’s 2011 annual meeting on a stockholder proposal addressing the same topic.

•	“AGAINST” the stockholder proposals (as described on pages 16 through 26).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting. See “Vote Necessary to Approve Proposals” for a discussion of the votes required to approve these items.

Certain stockholders received a Notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet. Those stockholders should refer to the Notice for instructions on how to vote.

Revoking Your Proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet);

•	notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230, in writing before the meeting that you have revoked your proxy; or

•	voting in person at the meeting.

Voting in Person

If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on April 4, 2012, the record date for voting, as well as a proxy, executed in your favor, from the nominee.

Appointing Your Own Proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

•

Pursuant to the Company’s Bylaws, each director will be elected by a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Any “against” votes will count as a vote cast, but “abstentions” will not count as a vote cast with respect to that director’s election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive a majority of votes cast in an election and the Board accepts the resignation. If a director is not elected, the Nominating & Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.

•	The ratification of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

•

The advisory vote to approve named executive officer compensation requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

•

The proposal to amend the Certificate of Incorporation to remove certain supermajority voting requirements requires the affirmative vote of at least 75% of the outstanding shares entitled to vote at the annual meeting.

•	The stockholder proposals require the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

Impact of Abstentions and Broker Non-Votes

You may “abstain” from voting for any nominee in the election of directors and on the other proposals, and your abstention will not count as a vote cast. However, abstentions with respect to the proposal to amend the Certificate of Incorporation will have the same effect as a vote against the proposal. Abstentions with respect to the election of directors and on the other proposals will be excluded entirely from the vote and will have no effect.

In addition, under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the proposal to ratify Ernst & Young LLP as our independent registered public accountant, even if it did not receive voting instructions from you. Your broker may not vote your shares on any of the other proposals without specific instruction. A “broker non-vote” occurs when a broker submits a proxy but refrains from voting. Shares represented by broker non-votes are counted as present or represented for purposes of determining the presence of a quorum but are not counted as otherwise present or represented.

Obtaining Additional Copies of the Proxy Materials

We have adopted a procedure called “householding.” Under this procedure, stockholders who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting. Householding does not in any way affect dividend check mailings.

If you hold Limited Brands Common Stock and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from Limited Brands, or if you are sharing an address with another stockholder and would like to consent to householding, you may revoke or grant your consent to householding as appropriate at any time by calling toll-free at 1-800-579-1639 or notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230.

A number of brokerages and other institutional holders of record have implemented householding. If you hold your shares beneficially in street name, please contact your broker or other intermediary holder of record to request information about householding.

PROPOSAL 1:    ELECTION OF DIRECTORS

The Board of Directors has nominated three directors for election at the annual meeting. If you elect the three nominees, they will hold office for a three-year term expiring at the 2015 annual meeting or until their successors have been elected. All nominees are currently serving on our Board of Directors.

We believe that our Board as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing our Company. In addition, we believe that each of our directors possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. Set forth below is additional information about the experience and qualifications of each of the nominees for director, as well as each of the current members of the Board, that led the Nominating & Governance Committee and Board of Directors to conclude, at the time each individual was nominated to serve on the Board of Directors, that he or she would provide valuable insight and guidance as a member of the Board of Directors.

Your proxy will vote for each of the nominees unless you specify otherwise. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve as a director if elected.

The Board of Directors Recommends a Vote FOR the Election of All of the Following Nominees of the Board of Directors:

Nominees and Directors

Nominees of the Board of Directors at the 2012 Annual Meeting

James L. Heskett	Director since 2002	Age 79

Mr. Heskett is a Baker Foundation Professor Emeritus at the Harvard University Graduate School of Business Administration, where he has served on the faculty and administration since 1965. Mr. Heskett served as a member of the Board of Directors of Office Depot, Inc. through 2006 and as a member of the Board of Directors of Intelliseek through 2005. Mr. Heskett’s nomination is supported by his broad expertise with respect to a range of management and organizational matters, including logistics, customer relationship management, service management and entrepreneurship.

Allan R. Tessler	Director since 1987	Age 75

Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He has been Chairman of the Board of Epoch Investment Partners, Inc., an investment management company and formerly J Net Enterprises, since 2004. He was Chief Executive Officer and Chairman of the Board of J Net Enterprises from 2000 to 2004. Mr. Tessler was Chairman of the Board of InterWorld Corporation from 2001 to 2004. Mr. Tessler was Chairman of Checker Holdings Corp. IV from 1997 to 2009. Mr. Tessler has served as a director of TD Ameritrade, a securities brokerage company, since November 2006. Mr. Tessler serves on TD Ameritrade’s Audit Committee. He has served as a director of Steel Partners Holding GP, Inc., a general partner of a global diversified holding company, since 2010, and currently serves as Chairman of the Board of both Teton Financial Services, a financial services company, and Rocky Mountain Bank, a Wyoming bank. Mr. Tessler’s nomination is supported by his broad business experience and financial expertise, together with his involvement in various public policy issues.

Abigail S. Wexner	Director since 1997	Age 50

Mrs. Wexner is Chair of the Boards of Directors of Nationwide Children’s Hospital Inc. and Nationwide Children’s Hospital; Founder and Chair of the Boards of The Center for Family Safety & Healing (f/k/a

Columbus Coalition Against Family Violence), KidsOhio.org and the Center for Child and Family Advocacy; Vice Chair of the Board of KIPP Journey Academy; and a Trustee of The Wexner Center Foundation and the United States Equestrian Team Foundation. Mrs. Wexner is the wife of Leslie H. Wexner. Mrs. Wexner’s nomination is supported by her executive and legal experience, as well as her expertise with respect to a wide range of diversity, philanthropic and public policy issues.

Directors Whose Terms Continue until the 2013 Annual Meeting

Dennis S. Hersch	Director since 2006	Age 65

Mr. Hersch is President of N.A. Property, Inc., through which he acts as a business advisor to Mr. and Mrs. Wexner, and has done so since February 2008. He also serves as a trustee of several trusts established by Mr. and Mrs. Wexner. He was a Managing Director of JPMorgan Securities Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell LLP, a New York law firm, from 1978 until December 2005. Mr. Hersch has been a director of Clearwire Corporation, a wireless, high-speed Internet service provider, since November 2008 and a director at Sprout Foods, Inc., a producer of organic baby food, since 2009. Mr. Hersch’s nomination was supported by his legal and financial expertise, as well as his considerable experience with corporate governance matters, strategic issues and corporate transactions.

David T. Kollat	Director since 1976	Age 73

Dr. Kollat has been Chairman of 22, Inc., a management consulting firm, since 1987. He has also served as director of Big Lots, Inc., a retailer, since 1990; Select Comfort Corporation, a designer, manufacturer and retailer of premium beds and bedding accessories, since 1994; and Wolverine World Wide, Inc., a global footwear, athletic apparel and accessories designer, manufacturer and retailer, since 1992. In addition to his broad business experience (including service on several boards of directors) and marketing expertise, Dr. Kollat’s nomination was supported by his particular experience in the retail, apparel and other related industries, both at the management and board levels.

William R. Loomis, Jr.	Director since 2005	Age 64

Mr. Loomis serves as Senior Advisor to China International Capital Corporation, an investment bank, and to Lazard LLC, an investment bank. He has also been an independent financial advisor since January 2009. Mr. Loomis served as a director (and member of the Audit Committee) of Pacific Capital Bancorp, a banking and financial services firm, from 2010 to 2012. Mr. Loomis was a General Partner or Managing Director of Lazard Freres & Co., an investment bank, from 1984 to 2002. After the formation of Lazard LLC in 2000, he became the Chief Executive Officer of the new entity. Mr. Loomis became a Limited Managing Director of Lazard LLC in 2002 and resigned from that position in March 2004. Until 2007, Mr. Loomis was a member of the Board of Directors of Alcan, Inc., an aluminum and packaging company. Mr. Loomis’s nomination was supported by his executive experience, financial expertise and substantial history as a senior strategic advisor to complex businesses and multiple executives.

Leslie H. Wexner	Director since 1963	Age 74

Mr. Wexner has been Chief Executive Officer of Limited Brands since he founded the Company in 1963, and Chairman of the Board for more than forty years. Mr. Wexner is the husband of Abigail S. Wexner. Mr. Wexner’s nomination was supported by his leadership of the Company since its inception, demonstrated by its substantial growth.

Directors Whose Terms Continue until the 2014 Annual Meeting

Donna A. James	Director since 2003	Age 54

In April 2006, Ms. James established Lardon & Associates LLC, a business and executive advisory services firm, where she is Managing Director. Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company (“Nationwide”), from 2003 through March 31, 2006. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide and National Financial Services from 2000 until 2003. Ms. James served as Chairman of Financial Settlement Services Agency, Inc. from 2005 through 2006. She is a director of Coca-Cola Enterprises Inc., a nonalcoholic beverages company; Time Warner Cable Inc., a provider of video, data and voice services; and Marathon Petroleum Corp., a transportation fuels refiner. Ms. James serves on the Audit Committees of Coca-Cola Enterprises Inc. and Time Warner Cable Inc. Ms. James’ service as a director and member of the Audit Committee of Coca-Cola Enterprises will end in May 2012. Effective May 2012, Ms. James will join the Audit Committee of Marathon Petroleum Corp. and become the Chairperson of the Audit Committee at Time Warner Cable Inc. Ms. James’s nomination was supported by her executive experience, financial expertise, service on several boards of directors and experience with respect to corporate diversity and related issues.

Jeffrey H. Miro	Director since 2006	Age 69

Mr. Miro has been a senior partner of the Honigman Miller Schwartz and Cohn LLP law firm since November 2004. He was a partner and Chairman of the law firm of Miro Weiner & Kramer from 1981 until November 2004. He is an Adjunct Professor of Law at The University of Michigan Law School, teaching courses in taxation and corporate governance. Mr. Miro is a director of M/I Homes, Inc., a national home building company, and was a director of Sotheby’s Holdings, Inc., an auctioneer of art, jewelry, and collectibles, until May 2006. Mr. Miro’s nomination was supported by his legal expertise, particularly with respect to corporate governance and real estate, which are matters of considerable importance to the Company.

Raymond Zimmerman	Director since 1984	Age 79

Mr. Zimmerman is the Chief Executive Officer of Service Merchandise LLC, a retail company. Mr. Zimmerman was Chairman of the Board and Chief Executive Officer of 99¢ Stuff, LLC from 1999 to 2003 and the Chairman of the Board and Chief Executive Officer of 99¢ Stuff, Inc. from 2003 to 2008. In January 2007, 99¢ Stuff, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code, and in October 2007, 99¢ Stuff, Inc. emerged from bankruptcy. Mr. Zimmerman’s nomination was supported by his financial expertise and broad business experience, particularly in the retail sector.

Director Independence

The Board has determined that each of the individuals nominated to serve on the Board of Directors, together with each of the members of the Board who will continue to serve after the 2012 annual meeting of stockholders (except for Dennis S. Hersch, Abigail S. Wexner and Leslie H. Wexner), has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. Following the annual meeting of stockholders, if all director nominees are elected to serve as our directors, independent directors will constitute more than two-thirds of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-

month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Board Leadership Structure

Mr. Leslie H. Wexner serves as Chairman of the Board and Chief Executive Officer of the Company. Mr. Wexner is the founder of the Company and has served as its Chairman and Chief Executive Officer for over forty years. Mr. Wexner (through his personal holdings and associated trusts) is also the Company’s largest stockholder. The Board believes that Mr. Wexner’s experience and expertise in the Company’s business and operations is unrivaled and that he is uniquely qualified to lead the Company. Accordingly, the Company believes that Mr. Wexner’s service as both Chairman of the Board and Chief Executive Officer is a significant benefit to the Company and provides more effective leadership than could be achieved in another leadership structure.

The Board has designated Allan R. Tessler, the Chairperson of the Nominating & Governance Committee, to serve as the lead independent director. As lead independent director, Mr. Tessler, among other things, presides over all executive sessions of non-management directors, which neither Mr. Wexner nor Mrs. Wexner attends, and approves the agenda for Board meetings. The Company believes that the lead independent director structure, including Mr. Tessler’s service as lead independent director, offers independent oversight of the Company’s management to complement the leadership that Mr. Wexner provides to the Board as its Chairman.

Risk Oversight; Certain Compensation Matters

The Company’s Board of Directors, directly and through the Audit Committee and other Committees of the Board, takes an active role in the oversight of the Company’s policies with respect to the assessment and management of enterprise risk. Among other things, the Board has policies in place for identifying the senior executive responsible for key risks as well as the Board Committees with oversight responsibility for particular key risks. In a number of cases, oversight is conducted by the full Board.

Among other things, the Company, including the Compensation Committee of the Board, has evaluated the Company’s compensation structure from the perspective of enterprise risk. The Company, including the Compensation Committee, believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.

Information Concerning the Board of Directors

Meeting Attendance

Our Board of Directors held 8 meetings in fiscal year 2011. During fiscal year 2011, all of the directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served.

Committees of the Board of Directors

Audit Committee

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Ms. James (Chair) and Messrs. Loomis, Tessler and Zimmerman. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Securities and Exchange Commission (the “Commission”) for service on the Audit Committee of the Company’s Board of Directors and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.

The Report of the Audit Committee can be found on page 65 of this proxy statement. The Audit Committee held 13 meetings in fiscal year 2011.

Compensation Committee

The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the Chief Executive Officer’s (the “CEO”) performance and oversees and sets compensation for the CEO, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. The current members of the Compensation Committee are Mr. Heskett (Chair), Mr. Miro and Dr. Kollat. The Board has determined that each of the Compensation Committee members is “independent” in accordance with applicable NYSE standards.

The Report of the Compensation Committee can be found on page 60 of this proxy statement. The Compensation Committee held 9 meetings in fiscal year 2011.

Nominating & Governance Committee

The Nominating & Governance Committee of the Board identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It also proposes a slate of candidates for election as directors at each annual meeting of stockholders. The Nominating & Governance Committee also develops and recommends to the Board, and reviews from time to time, a set of corporate governance principles for the Company and monitors compliance with those principles. The current members of the Nominating & Governance Committee are Mr. Tessler (Chair), Mr. Heskett, Ms. James and Mr. Miro. The Board has determined that each of the Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.

The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. It also reviews and periodically makes recommendations to the Board regarding the composition, size, structure, practices, policies and activities of the Board and its committees. In making its assessment and in identifying and evaluating director nominees, the Nominating & Governance Committee takes into account the qualifications of existing directors for continuing service or re-nomination, which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly held companies on which they serve, or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should be individuals of diverse backgrounds who possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function. Certain of the skills, qualifications and particular areas of expertise considered with respect to the members of the Board of Directors at the time each Director was nominated are summarized in the director biographies found on pages 4 through 6 of this proxy statement. Although the Nominating & Governance

Committee considers diversity as a factor in the selection of Board nominees, the Committee has no formal policy regarding the role of diversity in its selection process.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to give the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although the Company reserves the right in the future to retain a third-party search firm, if appropriate.

The Nominating & Governance Committee held 3 meetings in fiscal year 2011.

Executive Committee

The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of Limited Brands to be affixed to papers that require it. The current members of the Executive Committee are Messrs. Wexner (Chair) and Tessler.

Finance Committee

The Finance Committee of the Board periodically reviews our financial position and financial arrangements with banks and other financial institutions. The Finance Committee also makes recommendations on financial matters that it believes are necessary, advisable or appropriate. The current members of the Finance Committee are Mr. Tessler (Chair), Mr. Hersch, Dr. Kollat, Mr. Loomis, Mrs. Wexner and Mr. Zimmerman.

Inclusion Committee

The Inclusion Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to, among other things, (i) the Company’s commitment to diversity and inclusion and (ii) the performance of the Company’s Office of Inclusion. The current members of the Inclusion Committee are Mrs. Wexner (Chair) and Ms. James. As appropriate, Mr. Alex Shumate, a former director of the Board, also participates in the Committee’s work.

Meetings of the Company’s Non-Management Directors

The non-management directors of the Board meet in executive session in connection with each regularly scheduled Board meeting. Mr. Tessler serves as the chair of those meetings, which neither Mr. Wexner nor Mrs. Wexner attends.

Communications with the Board

The Board provides a process for interested parties to send communications to the full Board, the non-management members of the Board, the lead independent director, and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o Limited Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@limitedbrands.com. Any stockholder wishing to contact non-management directors or Audit Committee members may send an email to nonmanagementdirectors@limitedbrands.com or auditcommittee@limitedbrands.com, respectively.

Communications that are not related to a director’s duties and responsibilities as a Board member, a non-management director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically nearly all have done so. All of the then-current Board members attended the 2011 annual meeting, except for Messrs. Kollat and Miro. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the Board and the committees of which he or she is a member.

Code of Conduct and Related Person Transaction Policy

The Company has a code of conduct that is applicable to all employees of the Company, including the Company’s CEO, Chief Administrative Officer and Chief Financial Officer, and to members of the Board of Directors. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at http://www.limitedbrands.com.

The Board has adopted the Limited Brands Related Person Transaction Policy (the “Related Person Transaction Policy”). Under the Related Person Transaction Policy, subject to certain exceptions, directors and executive officers of the Company are required to notify the Company of the existence or potential existence of any financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer or his or her immediate family members has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.

The Company is engaged in several projects designed to increase our speed and agility in producing products that satisfy our customers. As part of these efforts, the Company has sought opportunities to co-locate facilities and operations with appropriate suppliers. In the case of its personal care and beauty businesses, the development of supplier facilities in close proximity to our headquarters and distribution facilities in Columbus, Ohio, is considered to be highly desirable. The New Albany Company, a business beneficially owned by affiliates of Mr. Wexner, our Chairman and Chief Executive Officer, is in the business of developing real estate, including industrial parks, and has sold land (and may in the future sell land) to certain vendors or third party developers in that connection. This matter was evaluated by the Audit Committee of the Board of Directors, which concluded that the underlying transactions were in the best interests of the Company and its stockholders. The Audit Committee continues to monitor the matter on an ongoing basis.

Copies of the Company’s Code of Conduct, Corporate Governance Principles, Related Person Transaction Policy and Committee Charters

The Company’s code of conduct, corporate governance principles, Related Person Transaction Policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating & Governance Committee of the Board of Directors, are available on the Company’s website at http://www.limitedbrands.com. Stockholders may also request a copy of any such document from: Limited Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

PROPOSAL 2:    RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending February 2, 2013. We are asking you to ratify this appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional information concerning the Company’s engagement of Ernst & Young LLP is included on page 66.

The Board of Directors Recommends a Vote FOR the Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accountants.

PROPOSAL 3:    ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to approve the compensation of the Company’s named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the Securities and Exchange Commission. After the Company’s 2011 annual meeting, the Board determined to hold this advisory “say-on-pay” vote every year. Accordingly, the Company is providing its shareholders with the opportunity to cast an advisory vote on the fiscal 2011 compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis (the “CD&A”), the compensation tables and other narrative executive compensation disclosures.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

The Limited Brands executive compensation program is designed to ensure that the interests of our executive officers are closely aligned with those of our stockholders. We believe that our program is effective in allowing us to attract, motivate and retain highly qualified senior talent who can successfully deliver outstanding business performance, and we compensate them accordingly. Our executives are in high demand from our competitors, including some of the world’s leading retailers. Ensuring the development and retention of our core leadership team is fundamental to our success.

In fiscal 2011, the Company performed extremely well despite continued economic challenges, achieving record-setting sales and profitability performance for our major brands for the second straight year. Our strong performance allowed us to provide significant returns to our stockholders, including an increase in our stock price of 43% and payment of special and regular dividends totaling $3.80 per share, resulting in a total return for stockholders of 58%. Our returns to stockholders over the last several years have consistently outperformed our peer companies, the S&P Retailing Index, and the S&P 500 Index.

We believe in paying for performance and that our performance-based compensation policies provided incentives for the superior performance which contributed to the Company’s success. Our strong performance results for fiscal 2011 resulted in actual compensation that was above targeted levels.

With the goal of providing incentive for continued superior performance, the Compensation Committee of the Board took the following actions during fiscal 2011:

•	Increased short-term performance-based incentive compensation target percentages for each of the named executive officers.

•	Increased annual long-term equity-based incentive awards for certain named executive officers.

•	Provided modest or no base salary increases for the named executive officers thereby further ensuring that a higher proportion of pay was performance-based.

In determining the annual compensation of our Chairman and CEO, the Compensation Committee feels that Mr. Wexner should be fairly compensated based on his significant contributions and strong leadership. The alignment of Mr. Wexner’s interests with those of the Company’s other stockholders is also a very significant factor for the Compensation Committee as the vast majority of Mr. Wexner’s wealth is derived from his stock holdings in the Company and not his direct compensation. Given Mr. Wexner’s significant share ownership, his financial and governance interests are undeniably aligned with those of the Company’s other stockholders.

Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote and feedback received from stockholders when making compensation decisions for named executive officers. We have a policy of robust engagement with stockholders, including continuing outreach to and dialogue with all of our major institutional stockholders. While investors expressed satisfaction with the strong performance of the Company, some investors had concerns about compensation programs that have been addressed in fiscal year 2011, including:

•	Eliminating two existing “golden parachute” tax gross-up provisions contained in employment agreements with our named executive officers.

•	Providing that accelerated vesting of awards upon a change-in-control will no longer be single trigger but will only occur if there is also a termination of employment (double trigger).

•	Establishing a rigorous performance metric for long term equity incentive awards for our CEO to drive future performance and further align executive and stockholder interests.

To help ensure that all stockholder views are well understood by the Board, the Company encourages stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns with regard to our executive compensation principles and practices.

In summary, fiscal year 2011 was a year of continued strong financial and operational performance for our Company. Our total return to stockholders for fiscal 2011 was 58% and, despite continued economic challenges, we achieved record-setting sales and profitability performance for our major brands. We took the views expressed by our stockholders into account, and took the actions summarized above in respect of their views. We believe our performance-based compensation policies incentivized superior performance, which delivered exceptional returns to and created long-term value for our stockholders.

Please refer to the CD&A for a detailed discussion of the Company’s executive compensation principles and practices and the fiscal 2011 compensation of our named executive officers.

The Board Recommends a Vote FOR this Proposal.

PROPOSAL 4:    PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO REMOVE

SUPERMAJORITY VOTING REQUIREMENTS

Background; Governance Considerations

This proposal is being submitted to stockholders following a vote at the Company’s 2011 annual meeting on a stockholder proposal addressing the same topic. While the stockholder proposal last year did not receive sufficient votes to implement the change, it did receive a majority vote. Accordingly, consistent with its strong commitment to the careful consideration of stockholder views and recognizing that there are different perspectives on the majority vote issue, the Board has elected to submit the proposal described below to a stockholder vote.

The Board of Directors has evaluated the Company’s voting requirements on numerous occasions to ensure that they are in the best interests of the Company and its stockholders. In this regard, the Board has consistently determined that the retention of a supermajority vote standard for certain extraordinary matters was the best way to ensure that interests of all stockholders are fully protected. The Board has consistently concluded that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of the Company’s stockholders rather than just a simple majority, and that supermajority vote requirements protect stockholders against the potentially self-interested actions of short-term investors. The Board has also concluded that the Company’s existing supermajority voting provisions encourage persons or firms making unsolicited takeover proposals to negotiate directly with the Board, which provides the Board with increased leverage in the exercise of its fiduciary duties to negotiate the best possible return for stockholders, and which prevents the use of potentially coercive or abusive takeover tactics.

On the other hand, the Board is aware that significant stockholders and institutions disagree. These entities generally argue that a majority stockholder vote should be sufficient for any corporate action requiring stockholder approval, regardless of the considerations outlined above. This proposal reflects the Board’s determination to respond to, and address, that difference in perspective.

Proposed Amendment

If approved, the proposal would amend the Company’s Certificate of Incorporation (the “Charter”) to provide for the elimination of each voting requirement that calls for a greater than simple majority vote (the “Amendment”).

Under the Company’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for stockholder approval. The Charter provides that a supermajority vote of the stockholders is required to approve actions related to a small number of fundamental matters of corporate structure and governance. These matters include: (i) approval of certain business combinations with an individual, entity or group that collectively owns 20% or more of the Company’s voting securities; (ii) approval of certain fundamental transactions, including mergers, a sale of substantially all of the Company’s assets or dissolution of the Company; (iii) removal of a director for cause; (iv) an alteration, amendment or repeal of the bylaws or any amendment to the certificate of incorporation that contravenes any existing bylaw; and (v) an amendment to certain provisions in the Charter.

If the proposed Amendment is adopted, each of the foregoing supermajority voting requirements would be removed from the Charter. Instead, any matter voted upon at any meeting of the stockholders would be decided by the majority of the stockholders voting upon such matter, unless otherwise provided by law. The default voting requirement in the Bylaws, contained in Section 1.10(c) therein, states, “At any meeting of the stockholders all matters, except as otherwise provided in the certificate of incorporation, in these bylaws, or by law, shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon, a quorum being present.”

The text of the proposed Amendment, which would remove Articles 5.2, 8, 11.1, and 14 of the Company’s Charter in their entirety, and modify Articles 10, 11.2, and 13 is attached as Appendix A to this proxy statement.

Required Vote

For the Amendment to become effective, this proposal must receive the affirmative vote of at least 75% of the outstanding shares entitled to vote at the meeting. If the proposal is approved by the required stockholder vote, the Board will take the necessary steps to amend the Company’s Charter as set forth in Appendix A. If the Amendment does not receive this level of stockholder approval, the Amendment will not be implemented and the Company’s current voting requirements will remain in place.

Board Recommendation

The Board continues to believe that the retention of the Company’s existing supermajority vote requirements for certain extraordinary matters provides stockholders with very meaningful protections against actions that may not be in their best interests. On the other hand, the Board recognizes that significant stockholders and institutions disagree and also believes that responsiveness to this perspective is an important matter of corporate governance. Accordingly, after careful consideration of the issue in accordance with its fiduciary duties, the Board has determined, in recognition of last year’s vote, to recommend a vote to approve the Amendment.

While the Board believes there is a strong argument to the contrary, the Board has elected to recommend that stockholders vote “FOR” the proposed Amendment in recognition of the stockholder vote at the Company’s 2011 annual meeting.

PROPOSAL 5:    STOCKHOLDER PROPOSAL REGARDING

AN INDEPENDENT BOARD CHAIRMAN

The AFL-CIO Reserve Fund, 815 Sixteenth Street, NW, Washington, DC 20006, owner of 181 shares of the Company’s Common Stock, has notified the Company that it intends to submit the following proposal at this year’s meeting:

RESOLVED: Shareholders of Limited Brands, Inc. (the “Company”) urge the Board of Directors (the “Board”) to take the steps necessary to modify the Company’s Corporate Governance Guidelines to require that an independent director (as defined by the rules of the New York Stock Exchange) be its Chairman. The policy should be implemented so as not to violate any contractual obligations. The policy should also specify the process for selecting a new independent Chairman if the current Chairman ceases to be independent between annual meetings of shareholders; or if no independent director is available and willing to serve as Chairman.

Supporting Statement of AFL-CIO Reserve Fund

Leslie H. Wexner has served as both Chairman and CEO of our Company for over forty years. We believe it is the responsibility of the Board to protect shareholders’ long-term interests by providing independent oversight of management in directing the Company’s business and affairs. In our opinion, the designation of a lead independent director is not an adequate substitution for an independent Board Chairman. We believe an independent Chairman can enhance investor confidence in our Company and strengthen the independent leadership of the Board.

The Chairmen’s Forum, an organization of non-executive board chairmen, has called on North American public companies to voluntarily adopt independent chairmanship as the default model. An independent chairman “curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and the CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Millstein Center for Corporate Governance and Performance, Yale School of Management, Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009).

In our view, when the CEO serves as Chairman, this arrangement may hinder the ability of the Board to monitor the CEO’s performance and to provide the CEO with objective feedback and guidance. Andrew Grove, former Chairman and CEO of Intel Corporation, has stated: “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?” (Jeffrey E. Garten, “Don’t Let the CEO Run the Board, Too,” Business Week, November 11, 2002).

For these reasons, we urge you to vote FOR this resolution.

Our Response—Statement in Opposition to Stockholder Proposal Regarding an Independent Board Chairman

The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders. Consequently, the Board recommends a vote AGAINST the proposal.

Limited Brands and its stockholders are best served by having Mr. Leslie H. Wexner serve as Chairman of the Board of Directors.

Mr. Wexner has served as the Chief Executive Officer (the “CEO”) of Limited Brands since he founded the Company in 1963, and as Chairman of the Board for more than forty years. The Board believes that Mr. Wexner’s experience and expertise in the Company’s business and operations is unparalleled and that he is uniquely qualified to lead the Company. Mr. Wexner is a recognized innovator and leader in the retail industry. Through his leadership, the retail concepts Mr. Wexner has created continue to flourish even under the most challenging of environments. Under his leadership, Limited Brands has experienced sustained long-term growth and, in the most recent fiscal year alone, the Company achieved record-setting sales and profitability performance for its major brands and provided significant returns to our stockholders, including an increase in our stock price of 43% and payment of special and regular dividends totaling $3.80 per share, resulting in a total return for stockholders of 58%.

The alignment of Mr. Wexner’s interests with those of the Company’s other stockholders is also a very significant factor in the Board’s consideration of corporate governance-related matters, including the proposal. First, the vast majority of Mr. Wexner’s wealth is derived from his stock holdings in the Company and not his direct compensation. Mr. Wexner is the Company’s largest stockholder and beneficially owns approximately 18% of the outstanding Common Stock. Second, he holds the same class of Common Stock as all stockholders, and neither he nor Mrs. Wexner holds a class of shares with special voting privileges. His financial and governance interests are undeniably aligned with those of the Company’s other stockholders.

In addition, Mr. Wexner’s combined role as Chairman and CEO provides unified leadership for the Company and promotes stability and consistency by avoiding confusion regarding leadership roles. This structure enables the CEO to act as a bridge between the Board of Directors and executive management, helping both to act with a common purpose. Our leadership structure is quite common: According to the 2011 Stuart Board Index (Nov. 2011), 59% of S&P 500 companies are led by a CEO who also serves as Chairman.

Although the stockholder proposal includes several quotes in support of its position, we note that many academic studies have not found any systematic relationship between firm performance and the separation of the roles of CEO and Chairman. (See, e.g., Dahya, Garcia & van Bommel, 2009; Dalton, Hitt, Certo & Dalton, 2007.) In the case of Limited Brands, however, the evidence is clear that Mr. Wexner’s combined role has generated considerable stockholder value.

Limited Brands’ independent Board of Directors provides vigorous oversight of Limited Brands’ business and affairs.

Requiring that the Chairman be an independent director is not necessary to ensure our Board of Directors provides independent and effective oversight of Limited Brands’ business and affairs. Such oversight is maintained at Limited Brands through the composition of our Board and our highly effective corporate governance structures and processes already in place.

For example, two out of the three individuals currently standing for reelection to the Board of Directors, together with five out of the seven members of the Board who will continue to serve after the 2012 annual meeting, are “independent” in accordance with applicable New York Stock Exchange standards. Each of the Board’s Audit, Compensation, and Nominating & Governance Committees are composed entirely of independent directors. As set forth in their charters, these committees have oversight and similar responsibility for critical matters such as the integrity of our financial statements, the Company’s compliance with legal and regulatory requirements, the compensation of executive management, including Mr. Wexner, the selection and evaluation of directors, the development of corporate governance principles, and the evaluation of Mr. Wexner’s performance as CEO. Pursuant to the “Corporate Governance Principles”, which are available on the Company’s website at http://www.limitedbrands.com, each individual member of the Board is entitled to direct access to management, and the Board and each committee have the authority to retain, at the Company’s expense, their own independent advisors as they deem appropriate. Furthermore, in connection with each regularly scheduled Board meeting, the non-management directors of the Board attend an executive session, which neither Mr. Wexner nor Mrs. Wexner attends.

Limited Brands’ lead independent director effectively functions as an independent Chairman.

Allan R. Tessler, the lead independent director of the Company, offers independent oversight of the Company’s management and complements the leadership that Mr. Wexner provides as Chairman. As lead independent director, Mr. Tessler performs many of the same functions as an independent Chairman: He is actively engaged with both the Company and its CEO, approves the agenda for meetings of the Board of the Directors, and chairs each executive session of the Board’s non-management directors. Furthermore, Mr. Tessler serves with Mr. Wexner on the Executive Committee, and is also the Chairman of the Finance Committee and the Nominating and Governance Committee. The Board of Directors chose Mr. Tessler for this role as lead independent director because of his broad business experience and financial expertise.

In summary, the Board believes that having Mr. Wexner serve as Chairman and CEO of Limited Brands is in the best interests of the Company and its stockholders. Mr. Wexner is a recognized innovator and leader in the retail industry and, as the Company’s founder and largest shareholder, his interests are undeniably aligned with those of other stockholders. Furthermore, Mr. Tessler performs many of the same functions as an independent Chairman and our independent Board of Directors provides vigorous oversight of the Company’s business and affairs through its existing corporate governance structures.

The Board Recommends a Vote AGAINST the Stockholder Proposal Regarding an Independent Board Chairman.

PROPOSAL 6:    STOCKHOLDER PROPOSAL REGARDING OUR CLASSIFIED BOARD

The Illinois State Board of Investment, 180 North LaSalle Street, Suite 2015, Chicago, IL 60601, owner of 17,956 shares of the Company’s Common Stock, has notified the Company that it intends to submit the following proposal at this year’s meeting:

Proposal To Repeal Classified Board

RESOLVED, that shareholders of Limited Brands, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

Supporting Statement of the Illinois State Board of Investment

This resolution was submitted by the Illinois State Board of Investment. The Harvard Law School Shareholder Rights Project represented and advised the Illinois State Board of Investment in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010—June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

Our Response—Statement in Opposition to Stockholder Proposal Regarding Our Classified Board

The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders. Consequently, the Board recommends a vote AGAINST the proposal.

In accordance with the Company’s Charter, the Company’s directors are divided into three classes that serve staggered three-year terms, meaning that one-third of the directors stand for election each year. This classified board structure has been in place continuously since the Company became a public company in 1982, and we believe that it best serves the interests of the Company and our stockholders for the following reasons:

Stability and Continuity: The classified board structure is designed to provide stability and ensure that, at any given time, a majority of the directors serving on the Board of Directors have substantial knowledge of the Company, its business and its strategic goals. Directors who have experience with the Company and deep knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its stockholders. The Board also believes that the classified board structure assists in recruiting highly qualified directors who are willing to commit the time and resources to develop a deep understanding of our diverse businesses.

Protecting Stockholder Value: The classified board structure is also designed to safeguard the Company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. Our classified board allows the Board of Directors the flexibility, time and leverage it needs to evaluate the fairness of a takeover proposal, negotiate on behalf of all stockholders, and weigh alternatives in order to provide maximum value for our stockholders.

Independence: The Board of Directors believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them from pressures from special interest groups that might have an agenda contrary to the long-term interests of our stockholders.

Accountability to the Company’s Stockholders: A classified board remains accountable to the Company’s stockholders. At each annual meeting, the Company’s stockholders have the opportunity to evaluate and elect one third of the Board of Directors. All directors are required by law to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office.

While we acknowledge that board declassification is a complex issue and some academics have argued against classified boards, we also note that many academics have recognized that classified boards can be beneficial to stockholders for the reasons explained above. For example, in a 2007 article published in the New York Times, Guhan Subramanian, a professor of business and law at Harvard and one of the authors of the 2002 study relied on by the proponent, conceded that “staggered boards offer many benefits over unitary boards: greater stability, improved independence of outside directors and a longer-term perspective.” One empirical study found that “overall, the evidence is inconsistent with the view that board classification is associated with managerial entrenchment, and instead suggests that classification may improve the relative bargaining power of target managers on behalf of their constituent shareholders.” (Bates, Becher and Lemmon, 2007.)

Stockholders should be aware that, in accordance with Delaware law, the Company cannot declassify its Board of Directors unless the Company’s stockholders approve an amendment that would repeal the applicable portions of our Charter. After considering a similar stockholder proposal that was presented at the 2007 annual meeting, the Board decided to submit such an amendment to a stockholder vote at the 2009 annual meeting. The amendment did not receive enough support to pass.

The Board Recommends a Vote AGAINST the Stockholder Proposal Regarding Our Classified Board.

PROPOSAL 7:    STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETINGS OF STOCKHOLDERS

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, owner of 240 shares of the Company’s Common Stock, has notified the Company that he intends to submit the following proposal at this year’s meeting:

7—Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document that enables one or more shareholders, holding not less than one-tenth* of the voting power of the Corporation, to call a special meeting. *Or the lowest percentage of our outstanding common stock permitted by state law.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law).

Adoption of this proposal can be accomplished by adding a few enabling words to Section 1.02, the special meeting provision of our bylaws

Supporting Statement of John Chevedden

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at CVS, Sprint and Safeway.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm rated our company “D” with “High Governance Risk,” “High Concern” in Board Composition and “Very High Concern” in Executive Pay—$20 million for our CEO Leslie Wexner.

Mr. Wexner’s 2010 total summary compensation (TSC) was over four times the median TSC for our other Named Executive Officers and included, among other things, over $6.3 million in annual incentive pay that was based on six-month operating seasons. Moreover, despite Mr. Wexner vast stock ownership, he continued to receive time-vesting equity pay in the form of market-priced options and restricted stock pay. Finally, our CEO was potentially entitled to $25 million if there is a change in control.

Five directors were age 72 to 78. Four directors had 24 to 48 years long-tenure, including Mr. Wexner (48-years). Mrs. Wexner, 49, had 14 years board tenure.

Three directors, age 72 to age 77, had no other current major corporate directorship experience. This could indicate a significant lack of current transferable director experience. We had no Lead Director and no right to hold our directors accountable on an annual basis.

The shareholder proposal for simple majority vote won our 68%-support at our 2011 annual meeting. It was the only proposal on the ballot that management did not identify by topic.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and make our company more competitive:

Special Shareowner Meetings—Yes on 7.

Our Response—Statement in Opposition to Stockholder Proposal Regarding Special Meetings of Stockholders

The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders. Consequently, the Board recommends a vote AGAINST the proposal.

Special meetings should be held in relation to extraordinary events that are important to a broad group of our stockholders.

The proposal would provide stockholders holding one tenth of the voting power of the Company, or the lowest percentage of our outstanding common stock permitted by state law, with an unfettered right to call a special meeting. The Board believes that calling a special meeting is not a matter to be taken lightly. Organizing and preparing for a special meeting involves a significant management commitment of time and focus, and imposes substantial legal, administrative and distribution costs on the Company. Given these costs, the Board believes that special meetings should only be held in relation to extraordinary events, when fiduciary, strategic or similar considerations dictate that the matter be addressed on an expedited basis.

The proposal, if implemented, would permit stockholders holding one tenth of the voting power of the Company, or the lowest percentage of our outstanding common stock permitted by state law, to call a special meeting at any time and with any frequency, to cover agenda items that do not warrant immediate action. Moreover, because of the low threshold, a small group of stockholders, or even a single stockholder, with narrow interests that are different from stockholders generally, would be permitted to call a special meeting and to propose items that are only relevant to themselves or their particular constituency.

The Company is committed to responding to stockholder perspectives.

Limited Brands is strongly committed to good governance practices and is keenly interested in the views and concerns of our stockholders. Stockholders have frequently used our annual meetings to propose business by, for example, submitting proposals to a vote through the proxy rules (such as this one). The Company also uses various means to seek out stockholder views outside the confines of formal stockholder meetings.

The Company is very responsive to stockholder perspectives, whether raised at meetings or otherwise, and acts upon them accordingly. For example, although the advisory stockholder vote on executive compensation at the 2011 annual meeting was non-binding, the Compensation Committee considered, and will continue to consider, the outcome of the vote and feedback received from stockholders when making compensation decisions for named executive officers. Our engagement with stockholders included outreach to all of our major institutional investors and meetings or teleconferences with several of their governance departments. In response to stockholder feedback, the Compensation Committee took action on tax gross-up provisions, stock plan structure, hedging, perquisites and executive benefits, and performance metrics for CEO compensation. For a description of the actions taken by the Compensation Committee, please see the section entitled “Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation.”

To bolster his argument that the Company’s corporate governance structure is inadequate, the proponent falsely states that the Company has no lead director. As has been clearly disclosed in our proxy statements for the past several years, Allan R. Tessler, the Chairperson of the Nominating & Governance Committee, serves as the Company’s lead independent director. Certain of the proponent’s statements about Mr. Wexner’s compensation and the qualifications of our directors are misleading, and we urge stockholders to consult the sections entitled “Proposal 1: Election of Directors” and “Compensation-Related Matters” for more information about these topics.

The proposal is vague and indefinite, and it requests alternative and inconsistent actions by the Board.

The proposal’s operative language is internally inconsistent. The proposal requests that the Board enable one or more shareholders holding not less (i) than one tenth of the voting power of the Company or (ii) the lowest percentage of our common stock permitted by state law, to call a special meeting, but the proposal does not provide any guidance as to which of these two standards should be implemented by the Board, or whether the Board can choose a standard at its discretion. It is not even clear as to how the Company would implement the second standard because Delaware law does not specify a minimum percentage of common stock that is required to call a special meeting.

We note that the Commission has permitted other corporations to exclude proposals containing identical language from their respective proxy statements due to the belief that neither shareholders nor the company would be able to determine with any reasonable certainty exactly what actions the proposal requires.

The Board Recommends a Vote AGAINST the Stockholder Proposal Regarding Special Meetings of Stockholders.

PROPOSAL 8:    STOCKHOLDER PROPOSAL REGARDING SHARE RETENTION POLICY

The International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, NW, Washington, DC 20001, owner of 63,338 shares of the Company’s Common Stock, has notified the Company that it intends to submit the following proposal at this year’s meeting:

Share Retention—Limited Brands

RESOLVED: That shareholders of Limited Brands, Inc. (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age and to report to shareholders regarding the policy before the Company’s 2013 annual meeting of shareholders. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75% of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement of International Brotherhood of Electrical Workers’ Pension Benefit Fund

We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, ‘Skin in the Game,’ CFO Magazine, March 1, 2008.)

Requiring senior executives to hold a significant portion of shares obtained through compensation plans as long as they are members of senior management would focus them on the Company’s long-term success and better align their interests with those of the Company’s shareholders. In the context of the ongoing financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives ‘an ever-growing incentive to focus on long-term stock price performance.’ (http://www.conferenceboard.org/pdf_free/ExecCompensation2009.pdf).

Our Company has a minimum stock ownership guideline requiring executives to own Company stock valued at a multiple of salary within five years. CEO Leslie H. Wexner is required to own five times his annual base salary. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. We view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

Several major companies have already adopted this best practice, including Citigroup, Goldman Sachs, and Morgan Stanley.

We urge shareholders to vote FOR this proposal.

Our Response—Statement in Opposition to Stockholder Proposal Regarding Share Retention Policy

The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders. Consequently, the Board recommends a vote AGAINST the proposal.

As discussed in the section entitled “Compensation Discussion and Analysis” beginning on page 27, our Compensation Committee seeks to closely align the interests of the Company’s executives with those of its stockholders by providing compensation packages that emphasize performance, while also attracting and retaining the highest caliber of talent. We believe that the proposed share retention policy, with its high retention threshold (regardless of the value of the Company stock held by each executive) and indefinite holding period, does not achieve the desired balance.

In order to align the interests of the Company’s executives with those of its stockholders, a significant portion of the Company’s executives’ compensation is paid in the form of options and performance-based restricted stock units, that vest over three to five years. As a result, at any given time, an executive holds a large portion of unvested equity-based awards, the value of which are partially or wholly dependent on the price of the Company’s common stock, which has the effect of closely aligning the interests of the executives with those of other stockholders.

In addition, in order to further encourage stock ownership by the Company’s executives and to promote a long-term focus on performance and discourage inappropriate risk-taking, the Compensation Committee has already adopted a share retention policy. Under the Company’s policy, which has been in effect for over seven years, each executive must own shares of the Company’s common stock equal to a multiple of his or her annual base salary (5x for the Chief Executive Officer and 3x for the other named executive officers). As the Company’s largest stockholder, Mr. Wexner’s beneficial ownership of approximately 18% of the outstanding Common Stock, worth over $2.0 billion, puts him well in excess of the policy’s required stock ownership. Each executive has five years from the time that he or she becomes a named executive officer to comply with the Company’s policy.

We do not believe that implementation of the share retention restrictions contained in this proposed policy would meaningfully improve our existing compensation practices, which already align executives’ interests with those of the Company’s stockholders. In fact, we believe that the adoption of this proposed policy will hinder our ability to effectively attract and retain the highest caliber of talent and may make executives more willing to leave their jobs with the Company in order to realize the value of their equity compensation.

Further, the Board also believes that implementation of this policy, as proposed, is impractical, as the proposal lacks specificity as to the meaning of key terms such as “75% of net after-tax shares” and “equity compensation programs”, and fails to explain what shares the proposal intends to include or exclude in its share retention calculation. Consequently, the proposal is unclear as to what and how many shares would be required to be retained by the Company’s executive officers.

Our Board opposes this proposal because our directors believe that the Company’s compensation practices and policies, as described above, firmly align the interests of our executives with those of our stockholders, encourage a focus on the long-term performance of the Company, and avoid the adverse consequences that the Board believes may result from the proposal.

The Board Recommends a Vote AGAINST the Stockholder Proposal Regarding Share Retention Policy.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary

The Limited Brands executive compensation program is designed to ensure that the interests of our executive officers are closely aligned with those of our stockholders. We believe that our program is effective in allowing us to attract, motivate and retain highly qualified senior talent who can successfully deliver outstanding business performance, and we compensate them accordingly. Our executives are in high demand from our competitors, including some of the world’s leading retailers. Ensuring the development and retention of our core leadership team is fundamental to our success.

Our named executive officers for 2011 were: Leslie H. Wexner (Chief Executive Officer and Chairman of the Board), Sharen J. Turney (CEO/President, Victoria’s Secret), Martyn R. Redgrave (Executive Vice President, Chief Administrative Officer), Charles C. McGuigan (CEO/President, Mast Global) and Stuart B. Burgdoerfer (Executive Vice President, Chief Financial Officer).

2011: A Year of Continued Strong Performance

In fiscal 2011, we delivered strong operating performance and generated a total return of 58% for our stockholders.

	FY 2009	FY 2010	FY 2011	Percent Increase

An important part of our culture is improving
lives through volunteerism and philanthropy.
When we do well financially, we also do great
good in the communities where we live and
work. We impact not just our own lives, but
the lives of all the people in the Limited
Brands family all over the world: we can offer
better brands and better products for our
customers; create more jobs; provide
associates with more opportunities to develop
their careers; help partners and vendors grow
their businesses; and return more value to our
shareholders. This year, our enterprise’s
strong results enabled significant contributions
to non-profit organizations such as United
Way, universities, cancer research, and
international agencies and orphanages that
help underprivileged women and children.

	($ in millions, except per share amounts)			2 Year	1 Year
Net sales	$8,632	$9,613	$10,364	20%	8%
Comparable Store Sales	-4%	9%	10%
Operating Income (as reported)	$868	$1,284	$1,238	43%	-4%
Operating Income (adjusted)[1]	$859	$1,284	$1,546	80%	20%
Earnings per Share (as reported)	$1.37	$2.42	$2.70	97%	12%
Earnings per Share (adjusted)[1]	$1.23	$2.06	$2.60	111%	26%
Dividends per Share	$0.60	$4.60	$3.80	533%	-17%
Stock Price at fiscal year end	$19.02	$28.91	$41.46	118%	43%
Total Shareholder Return	148%	76%	58%

These results reflect a second straight year of record-setting sales and profitability performance for our major brands, and extraordinary returns for our stockholders. Our strong performance generated significant free cash flow which allowed us to return $4.2 billion to stockholders since February 2009, including the payment of $7.00 per share in special dividends and $1.4 billion in share repurchases, demonstrating our commitment to return excess cash to stockholders. This return of cash to stockholders is in addition to the 43% increase in our stock price over the last fiscal year.

[1]

Adjusted operating income and adjusted earnings per share are non-GAAP measurements which present operating income and earnings per share in 2011, 2010 and 2009 on an adjusted basis which removes certain special items. The Company believes that these special items are not indicative of its ongoing operations due to their size and nature. The Company uses adjusted financial information as a key performance measure of results for purposes of evaluating performance internally. (Please see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in Limited Brands’ 2011 Annual Report on Form 10-K, which is being sent with this proxy statement, for a reconciliation to measures determined in accordance with GAAP).

Our returns to stockholders over the last three years have consistently outperformed our peer companies (listed on page 32), the S&P Retailing Index, and the S&P 500 Index:

	Total Shareholder Return
	One Year	Three Year	Five Year
Limited Brands	58%	92%	16%
Limited Brands Peer Companies Median	24%	54%	0%
S&P Retailing Index Median	22%	40%	7%
S&P 500 Index Median	5%	19%	0%

The Link between Performance and Pay

For fiscal 2011, our named executive officers’ total direct compensation at target, including base salary, short-term performance-based incentive compensation and equity-based incentives, was strategically positioned above the median when compared to our peer group. Actual performance results for fiscal 2011 were above targeted levels and, as a result, actual compensation was above targeted levels.

The chart below shows the close alignment between our CEO pay (as disclosed in the Summary Compensation Table) and stockholder return (calculated based on the appreciation in value of $100 invested at the beginning of the period, including reinvested dividends:

Although there is no formal policy for a specific allocation between short- and long-term, fixed and at-risk, or between cash and non-cash compensation, the Compensation Committee seeks a pay mix that places greater emphasis on performance-based and equity compensation than on base salary. We believe that increased emphasis on short-term, performance-based incentive compensation contributed to the Company’s strong financial performance in fiscal 2011.

The charts below illustrate the fixed and variable compensation components that make up the total direct compensation at target for our CEO and other named executive officers.

With the goal of incenting continued superior performance, the Compensation Committee of the Board took the following actions during fiscal 2011:

•	Increased short-term performance-based incentive compensation target percentages for each of the named executive officers.

•	Increased annual long-term equity-based incentive awards for certain named executive officers.

•	Provided modest or no base salary increases for the named executive officers thereby further ensuring that a higher proportion of pay was performance-based.

•

Established a rigorous performance metric for the stock incentive award granted in January 2012 to our CEO, as further described on pages 37 through 39 of this section. The Compensation Committee intends to use forward looking performance metrics for fiscal 2012 stock based incentive awards to our CEO.

At the Compensation Committee’s request, Towers Watson performed an analysis of our long- and short-term incentive pay-for-performance for our named executive officers. We evaluated the percentile rank of our incentive compensation and financial performance across four key measures (operating income, earnings per share, total stockholder return and return on invested capital) over the relevant time period relative to our peer group, in order to assess whether the Company’s performance and the realizable incentive compensation paid to our named executive officers were aligned.

This analysis found that, generally, both our long-term incentive pay and financial performance ranked between the 50th and 75th percentile of our peer group and both our short-term incentive pay and performance ranked in the 75th percentile of our peer group. Based on these results, the Compensation Committee believes that the long-term and short-term incentive compensation realized by our named executive officers is aligned with performance and is reasonable based on the competitive market, achievement of performance goals and total returns delivered to our stockholders.

The Role of Stockholder Advisory Vote on Executive Compensation

Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider, the outcome of the vote and feedback received from stockholders when making compensation decisions for named executive officers. We have a policy of robust engagement with stockholders, including continuing outreach to and dialogue with all of our major institutional investors. While investors expressed satisfaction with the strong performance of the Company, some investors had concerns about aspects of its compensation programs, including tax gross-ups, single trigger vesting upon a change in control, and the performance metric on long-term equity incentives. Recent responses to the specific stockholder feedback include the following:

Area of Feedback	Compensation Committee Response
Tax Gross-Up Provisions	• Removed the two existing tax gross-up provisions contained in employment agreements with our named executive officers.

Stock Plan Structure

•     Added the following provisions to our new stock plan:

–     Require a three-year minimum vesting period for full value awards that are based on the passage of time;

–   Require a one-year minimum vesting period for full value awards that are based on performance;

–     Provide that accelerated vesting of awards upon a change in control will no longer be single trigger but will only occur if there is also a termination of employment (double trigger); and

–     Provide for the clawback of outstanding or settled awards in certain circumstances.

Perquisites and Executive Benefits	• Eliminated the reimbursement of medical costs not covered under the Company’s standard health benefit package. • Eliminated payment for the CEO’s security services which are not business-related.

Anti-Hedging Policy	• Strengthened a policy prohibiting directors and officers from engaging in hedging transactions.

CEO Compensation

•     Significantly expanded disclosure of the considerations, criteria and processes employed by the Compensation Committee to determine the components of CEO compensation.

•     Established a rigorous performance metric for long-term equity incentive awards for our CEO to drive future performance and further align executive and stockholder interests, as further described on pages 37 through 39 of this section.

In accordance with the advisory vote on the frequency of the vote on executive compensation, the Board has adopted an annual frequency for the stockholder advisory vote on executive compensation. For fiscal 2011, we recommend that stockholders vote “FOR” our executive compensation program.

Executive Compensation Philosophy

The Compensation Committee believes that executive compensation programs should be built on a philosophy reflected in clearly articulated guiding principles.

Philosophical Element	Guiding Principles
Pay Level	• Pay competitively and equitably. • Recognize depth and scope of accountability and complexity of responsibility. • Attract and retain superior leaders.

Pay Mix	• Structure total compensation such that a smaller proportion is fixed compensation and a larger proportion is performance-contingent and/or equity-based.

Pay for Performance Orientation

•     Recognize and reward Company, brand and individual performance.

•     Incent achievement of Spring and Fall seasonal goals, reflecting the short-cycle nature of our business by setting targets and paying bonuses twice a year.

•     Create long-term value for stockholders through the consistent achievement of short-term goals.

•  Reward past performance and achieve retention through long-term equity incentive awards.

•     Create wealth-building opportunity over time.

•     Align executive interests with stockholder interests.

•  Require executives to own a significant level of the Company’s Common Stock.

The Market for Talent

Our peer group companies are chosen because of their general similarity to Limited Brands in total revenue, market capitalization, business and merchandise focus, geographic location and/or their competition with the Company for executive talent. We believe that it is important that we benchmark our compensation practices primarily against companies with innovative and aspirational brands that have strong emotional content, because our success depends on the unique skills and talent required to create an emotional experience for our customers. With the assistance of Towers Watson, we review our peer group annually to ensure that it remains appropriate.

Our review of market practice consists of a comparison of the target and actual compensation for each of our named executive officers to publicly available data on base salary, bonus and long-term incentive compensation for executives from a peer group consisting of 20 specialty and department store retail organizations. These data and comparisons are used to benchmark the appropriateness and competitiveness of our executive compensation programs.

Our peer group below is unchanged from the prior fiscal year.

Abercrombie & Fitch	Liz Claiborne	JCPenney	Ralph Lauren
Aeropostale	Coach	Kohl’s	Starbucks
American Eagle Outfitters	DSW	Macy’s	Target
Ann Inc.	Estee Lauder	Nike	TJX Companies
Avon	Gap	Nordstrom	Williams-Sonoma

Based on 2010 fiscal year results, Limited Brands ranked between the 50th and 60th percentile of this peer group in terms of revenue, net income and market capitalization. Some, but not all, of our peer group companies are included in the S&P Retailing Index represented in the Comparison of Cumulative 5-Year Total Return graph included in our Annual Report on Form 10-K for the 2011 fiscal year.

We believe that this peer group best reflects our market for executive talent – the companies that our executives are potentially attracted from and lost to. However, we recognize that certain external advisory firms may use alternative peer groups in making determinations about our compensation programs. These firms tend to focus solely on a broad industry category with similarity of size in terms of revenue and/or market capitalization. This selection methodology does not take into account similarity in business and merchandising focus and, in particular, dilutes the distinguishing characteristic of businesses whose success depends on brands with strong emotional content. Accordingly, we do not believe that these dissimilar companies provide an appropriate basis for comparison.

Overview of CEO Pay

Mr. Wexner holds a unique position as the founder of our Company almost fifty years ago and the creative talent behind our long record of successful brand-building. As the beneficial owner of approximately 18% of our outstanding Common Stock, Mr. Wexner is by far the largest single stockholder of the Company. Unlike the typical managerial CEO, his executive compensation is dwarfed by his ownership of the Company’s Common Stock. In addition, Mr. Wexner has never utilized a special voting class of shares to represent his interests. Therefore, in all governance as well as economic respects his interests are in full alignment with those of other stockholders.

Mr. Wexner is a recognized innovator and leader in the retail industry. He expanded the Limited Brands business portfolio through both invention and acquisition, becoming a leading U.S. retailer with numerous powerful brands and brand extensions. The retail concepts he has created continue to flourish even under the most challenging of environments. His long record of success in leading the Company is unmatched in scope and duration by any other retailer. The Compensation Committee believes that his significant contributions as the Company’s CEO deserve to be fully reflected in his compensation. For fiscal 2011, the components of the CEO’s pay were as follows:

Element of Compensation	2011 Fiscal Year Target	% of Total Direct Compensation	2011 Fiscal Year Actual	% of Total Direct Compensation	2010 Fiscal Year Actual	% Change (Actual FY 2010 to FY 2011)
Base Salary	$1,924,000	15%	$1,924,000	10%	$1,924,000	0%
Short-Term Performance Based Incentive	3,559,400	27%	4,899,158	27%	6,302,351	-22%
Long-Term Equity-Based Incentive	7,696,000	58%	11,418,236	63%	11,646,368	-2%
Total Direct Compensation	13,179,400	100%	18,241,394	100%	19,872,719	-8%

Although the Company achieved strong performance for the 2011 fiscal year, Mr. Wexner’s total direct compensation decreased by approximately 8% from fiscal 2010. The decrease is primarily attributable to the rigorous and challenging performance targets instituted for our fiscal 2011 short-term performance-based incentive program. These goals, at target, required significant growth in operating income over the record setting results we achieved in fiscal 2010.

In addition, the largest component of Mr. Wexner’s compensation is long-term performance-based equity that vests over time assuming performance conditions are met. Therefore, equity compensation is not realizable on an annual basis. Further, the value of Mr. Wexner’s long-term equity is dependent on two performance components. The first consists of qualitative, objective and financial performance criteria used by the Compensation Committee to determine the size of the award. The second is a forward looking performance objective, achievement of which is required if the award is to ultimately vest. More information is provided under the heading “CEO Equity Award Determination” below.

Components of Compensation

The principal elements of our executive compensation programs are base salary, short-term performance-based cash incentive compensation and long-term equity-based incentive compensation. The Compensation Committee continually reviews our executive compensation programs to ensure they best reflect our compensation philosophy. The programs are reviewed in relation to market practice considering the scope of each executive’s role and performance.

As in previous years, the Compensation Committee reviewed a three-year history of all of the components of the named executive officers’ compensation, including salary, short-term incentive compensation, realized and unrealized gains on stock options and restricted stock units, the cost to the Company of all perquisites, payout obligations under the Company’s non-qualified deferred compensation plan and supplemental executive retirement plan and potential payouts under several potential severance and change-in-control scenarios. Tally sheets including all of the above components were reviewed by the Compensation Committee to determine the reasonableness of the compensation of the named executive officers. The Compensation Committee concluded that compensation levels are reasonable and in the best interests of Limited Brands and its stockholders. The Compensation Committee will continue to review tally sheets at least annually.

Base Salary

The Compensation Committee annually reviews and approves the base salary of each named executive officer. In determining base salary adjustments, the Compensation Committee considers the scope and responsibility of the officer’s position, total Company and brand performance, the officer’s overall performance and future potential and the level of overall compensation paid by competitors for comparable positions. Individual performance is measured against the following factors: seasonal and annual business goals; brand strategy execution and business growth goals; recruitment and development of leadership talent; and commitment to living the values of Limited Brands. These factors are considered subjectively in the aggregate, and none of these factors are assigned a formula weight.

In response to continued economic challenges and consistent with the Compensation Committee’s emphasis on compensation that is performance-based, for the third straight year no change was made to the base salaries for Mr. Wexner and Mr. Redgrave. Ms. Turney and Mr. Burgdoerfer received modest base salary increases in recognition of their contributions to the continued successful financial performance of the Company. Mr. McGuigan’s increase reflects his promotion to Chief Executive Officer of Mast Global.

	2010 Base Salary ($)	2011 Base Salary ($)	% Increase
Mr. Wexner	1,924,000	1,924,000	0.0%
Ms. Turney	1,250,000	1,300,000	4.0%
Mr. Redgrave	1,040,000	1,040,000	0.0%
Mr. McGuigan	858,000	900,000	4.9%
Mr. Burgdoerfer	725,000	750,000	3.4%

Short-Term Performance-Based Incentive Compensation.

Our short-term performance-based incentive compensation program for executive officers provides for incentive payments for each six-month operating season, reflecting the seasonal nature of our business. These incentive payments are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met and results warrant. It is our belief and experience that by achieving our short-term goals season after season, we create long-term value for our stockholders. These incentive payments are paid in cash, unless the executive elects to defer a portion and/or to receive a portion in Common Stock as discussed below.

The target short-term performance-based incentive compensation opportunity for each eligible executive is set at a percentage of base salary. The amount earned can range from zero to double the incentive target, based upon the extent to which the pre-established financial goals are achieved or exceeded. Consistent with our focus on performance-based compensation, for fiscal 2011, the Compensation Committee approved an increase in the short-term performance-based incentive compensation target percentages for each of the named executive officers:

	Fiscal 2010 Target Incentive	Fiscal 2011 Target Incentive
Mr. Wexner	175%	185%
Ms. Turney	160%	170%
Mr. Redgrave	135%	140%
Mr. McGuigan	95%	110%
Mr. Burgdoerfer	110%	120%

The pre-established objective financial targets under this program for fiscal 2011 were based on operating income, subject to adjustments for extraordinary items pursuant to the 2011 Cash Incentive Compensation Performance Plan and approved by the Compensation Committee. Operating income is used because it is a performance measure over which executives can have significant impact and is also directly linked to the Company’s long-range growth plan and to performance that drives stockholder value.

For executives that have enterprise-wide responsibility, targets are based 80% on a weighted average of the percentage achievement of major brand operating income targets and 20% on total Company operating income.

Executive Officer	Short-Term Performance Incentive Target Weighting and Metric
Mr. Wexner	80% weighted average of major brand performance:
65% Victoria’s Secret operating income
Mr. Redgrave	25% Bath & Body Works operating income
10% Mast Global and International operating income
Mr. Burgdoerfer	20% total Limited Brands operating income
Ms. Turney	100% Victoria’s Secret operating income
75% Mast Global operating income
Mr. McGuigan	25% weighted average of major brand performance

The Compensation Committee sets operating income targets at the beginning of each six-month season based on an analysis of historical performance, income expectations for that brand, financial results of other comparable businesses and progress toward achieving our strategic plan.

In fiscal 2011, the Compensation Committee set targets that reflected the uncertain economic environment and provided incentive to maximize sales and manage expenses. These targets represented significant growth in operating income over the record setting results we achieved in fiscal 2010. The targets were designed to reflect stretch performance that was achievable based on operating plans and to not encourage our executive officers to take unnecessary or excessive risks.

	Spring Season		Fall Season
	Operating Income Target	Actual Performance[1]	Operating Income Target	Actual Performance[1]
Total Limited Brands	$467 million	$574 million	$929 million	$973 million
Victoria’s Secret	406 million	486 million	585 million	597 million
Bath & Body Works	110 million	123 million	391 million	388 million
Mast Global[2]	75 million	89 million	88 million	114 million

[1]

Actual performance presents operating income on an adjusted basis which removes certain special items. The Company believes that these special items are not indicative of its ongoing operations due to their size and their nature. The Company uses adjusted financial information as key performance measures of results for purposes of evaluating performance internally.

[2]	Mast Global operating income represents an internal performance measure which does not correspond to amounts reported externally.

Threshold performance levels are set ranging from 85% of target to 89% of target. Maximum performance levels are set ranging from 109% of target to 122% of target.

Actual payouts based on the above performance for fiscal 2011 are set forth below and in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table below.

				Total Fiscal 2011 Incentive Payout
	Fiscal 2011 Target Incentive	Spring Incentive Payout	Fall Incentive Payout	Total Payout	% of Target
Mr. Wexner	$3,559,400	$2,430,358	$2,468,800	$4,899,158	138%
Ms. Turney	2,210,000	1,555,840	1,495,728	3,051,568	138%
Mr. Redgrave	1,456,000	994,157	1,009,881	2,004,038	138%
Mr. McGuigan	990,000	737,352	1,062,666	1,800,018	182%
Mr. Burgdoerfer	900,000	614,520	624,240	1,238,760	138%

To encourage stock ownership and to foster executive retention, executives who elect to receive up to 25% of their short-term performance-based incentive compensation in the form of Common Stock will also receive a matching restricted stock unit grant of 25% of the amount the executive elected to receive in Common Stock, (i.e. a match of up to 6.25%), which will cliff vest in full at the end of three years, subject to continued employment.

Long-Term Performance-Based Incentive Program

Our long-term equity-based performance incentive program rewards past performance and encourages performance that enhances stockholder value as the ultimate value of equity awards realized by our executives is determined by the stock price upon exercise or vesting. Additionally, we believe that the vesting requirement of our long-term equity compensation substantially increases the likelihood that we will be able to retain top performers.

In determining the size of each named executive officer’s equity award, the Compensation Committee considers individual performance, each officer’s contribution to the success of the 2010 fiscal year while also taking into account competitive practice, the Company’s overall budget for equity compensation expense and stockholder dilution. In fiscal 2011, based on an evaluation of named executive officer and Company performance in fiscal 2010, stock options and restricted stock units were awarded as set forth below and in the Grants of Plan-Based Awards for Fiscal 2011 table.

	Value of Restricted Stock Units	Value of Stock Options	Total FY 2011 Equity Award Value
Ms. Turney	$3,266,112	$1,075,458	$4,341,570
Mr. Redgrave	850,736	245,803	1,096,539
Mr. McGuigan	2,027,810	638,175	2,665,985
Mr. Burgdoerfer	1,076,722	354,534	1,431,256

Note: The equity award for our Chairman and CEO is determined on a different basis than that of our other named executive officers. The CEO award is described in detail below.

Stock Options

Stock options generally comprise 25% of the value of each executive’s annual equity-based long-term incentive opportunity award. Stock options are awarded to align executive interests with stockholder interests by creating a direct link between compensation and stockholder return and to help retain executives. Stock options granted to each named executive officer vest over three to five years, subject to continued employment. The exercise price for these options is equal to the closing price of the underlying Common Stock on the grant date.

Restricted Stock Units

Restricted stock units generally comprise 75% of the value of each executive’s annual equity-based long-term incentive opportunity award. Restricted stock units are awarded to align executive rewards with those realized by stockholders (through the market value of our stock), retain superior executive talent (through the time vesting requirements) and reward exceptional individual performance (through the annual determination of the size of the award).

Restricted stock units granted to our executive officers are subject to a performance metric, specifically operating income. The operating income performance target required for our named executive officers to earn their performance-based restricted stock units was achievement of $100 million of operating income for the 2011 fiscal year. The primary purpose of this predetermined performance objective is to satisfy the requirements for tax deductibility under Code Section 162(m). To ensure the retentive value of the program, once the performance metric (as described above) was achieved in fiscal 2011, these awards vest over a period of three to five years, subject to continued employment.

As noted above, time-vested restricted stock units are awarded to executives as a match on his or her election to receive a portion of his or her short-term performance-based incentive compensation in Common Stock, rather than cash, and as deemed appropriate by the Compensation Committee.

Equity Award Mechanics

Equity awards are dated effective the date of approval unless the approval occurs before the hire or other relevant effective date, in which case, the later date applies.

In connection with the payment to stockholders of extraordinary cash dividends on July 1, 2011 and December 23, 2011, pursuant to the terms of our equity plan, we equitably adjusted (i) the number of shares available for grant under the 2011 Stock Option and Performance Incentive Plan (2011 Plan) as well as

(ii) outstanding awards under the 1993 Stock Option and Performance Incentive Plan (1993 Plan) and the 2011 Plan (which, in the case of options, included adjustments to both the number of shares of Common Stock covered by the option as well as the exercise price).

CEO Equity Award Determination

Beginning with the 2010 fiscal year, the Compensation Committee implemented a process in which Mr. Wexner’s equity grant would be a “split grant” delivered in two parts—one in March at the same time other senior executives receive equity grants, and one in the following January. Mr. Wexner’s total annual equity grant value, including both the March and January grants, is targeted at 4.0 times his base salary, and the value can range between 1.6 times to 8.0 times his base salary, depending on individual and Company performance.

The total value of the equity compensation awarded to Mr. Wexner is based on pre-established Company and individual performance factors described below and is designed to further align with stockholder interests. The Compensation Committee seeks to ensure that the objective performance measures for both the March and January performance-based restricted stock units satisfy the requirements for tax deductibility under Code Section 162(m) while the performance considerations described below determine the size of the overall grant.

The table below outlines the split of Mr. Wexner’s equity grant and its timing of delivery:

	Award as a Multiple of Pay	Award Structure	Considerations
March	1.6	75% Performance-based RSUs 25% Stock Options Vests over three years	• A “baseline award” • Below market competitiveness • Performance metric designed to meet the requirements for tax deductibility under Code Section 162(m)

January	0 to 6.4	75% Performance-based RSUs 25% Stock Options Vests over five years

•     Size of the award determined based on qualitative, objective and financial measurements

•     Target value is 2.4 times base salary based on performance at the “Meets Objectives” level. When combined with the March grant, total value at target is 4.0 times base salary.

•     Performance metric designed to provide incentive to maximize operating income and outperform other retailing companies.

The Compensation Committee has determined that the performance measures applicable to the January 2012 restricted stock unit award will also be applicable to Mr. Wexner’s March 2012 restricted stock unit award, if any. It is the intent of the Compensation Committee that similar performance measures will apply to Mr. Wexner’s January restricted stock unit award granted at the end of fiscal 2012, if any. The composition of each award—March and January—is described further below.

March 2011 Award

The value of the March equity grant is set below the competitive market at a value of approximately 1.6 times Mr. Wexner’s base salary. This grant is intended to provide a baseline award. The Compensation Committee awarded Mr. Wexner an equity grant in March 2011 with a value of $2.8 million. This award was delivered 75% in the form of performance-based restricted stock units and 25% in the form of stock options. The objective performance measure for Mr. Wexner to earn the March performance-based restricted stock units has been set at achievement of at least $100 million of operating income for the 2011, 2012 or 2013 fiscal years.

Since the performance condition was met in fiscal year 2011, the restricted stock units will vest 100% on the third anniversary of the grant date. Stock options vest pro-rata over a three year period. All awards are subject to continued employment.

January 2012 Award

The January equity grant is intended to recognize financial, strategic and operational performance for the fiscal year with a value ranging from zero to a multiple of 6.4 times Mr. Wexner’s base salary, as determined by the Compensation Committee based on the performance considerations outlined below. These objectives were established as a component of management’s and Mr. Wexner’s annual performance scorecard. As the fiscal year draws to a close, the Compensation Committee carefully and thoroughly assesses both Mr. Wexner’s performance and the Company’s performance, considering these objectives, and if appropriate, awards Mr. Wexner an equity grant in January.

The range in values for the January grant is determined based on a benchmark of equity grant values of CEO’s in our peer group. The top of the range (a multiple of 6.4 times base salary) has been strategically positioned so that if all qualitative, objective and financial performance targets for the year are exceeded, Mr. Wexner’s equity grant value would be at the top of our peer competitors. Conversely, if performance is below targeted levels, Mr. Wexner’s equity grant value would be below the median of the peer group. At the “Meets Objectives” level Mr. Wexner’s equity award would generally reflect the median of our peers. For example, if the Company’s performance is less than 20% of target, Mr. Wexner would receive little or no equity grant. Thus, while factors other than performance against financial targets are considered in determining the size of long-term equity grant, the Compensation Committee considers these other factors, including such things as leadership talent development, the development of new business opportunities, and success in fostering a productive culture, as adjustments from the base provided by financial performance. In addition, once the size of the grant was determined, the Compensation Committee imposed rigorous performance metrics that the Company must achieve over the vesting period in order for Mr. Wexner to vest in the grant.

Performance Considerations	Value of January Equity Grant
Income, strategic business and personal objectives not met	No equity grant
Income objectives met at target for both the spring and fall seasons, achievement of strategic business objectives, personal, leadership development and recruiting and retention objectives met	2.4 times base salary
Income objectives exceeded for both the spring and fall seasons, strategic business objectives exceeded, personal, leadership development and recruiting and retention objectives exceeded	Up to 6.4 times base salary

In January 2012, the Compensation Committee awarded Mr. Wexner an equity grant with a reported value of $8.4 million based on the performance of the Company and his role and leadership in its accomplishments for the current fiscal year (with no particular weighting or formula), including:

•	Maximizing the profitability of our core brands through increased sales, careful inventory management and improved execution;

•	Expansion of company owned operations outside the United States;

•	Growth of new brand concepts;

•	Accomplishment of talent and cultural objectives;

•	Implementation of infrastructure and systems to enhance productivity and enable future growth; and

•	Optimization of capital structure.

Similar to the March award, the January award was delivered 75% in the form of performance-based restricted stock units and 25% in the form of stock options. The Compensation Committee determined that the performance measures applicable to Mr. Wexner’s January 2012 restricted stock unit grant require that, for the vesting periods beginning January 26, 2012 and ending on the last day of the Company’s 2013, 2014, 2015 and 2016 fiscal years, the Company’s cumulative adjusted operating income, as a percentage of cumulative sales, be in the top 1/3 of the S&P Retailing Index for such periods, also determined on a cumulative and adjusted basis. The outcome of such performance measure will be subject to review by an independent registered public accounting firm. The restricted stock units are eligible to vest over five years, with 20% eligible to vest on the second and third anniversaries of the grant date, and 30% on the fourth and fifth anniversaries, in each case subject to the performance measures being satisfied and continued employment. To the extent any tranche of the award that is eligible for vesting based on Company performance does not vest in any fiscal year, such tranche may vest in future years, subject to satisfaction of the prescribed performance measure.

As previously noted, the largest component of Mr. Wexner’s compensation is long-term performance-based equity that vests over time, assuming performance conditions are met, and, therefore, is not realizable on an annual basis. Further, the ultimate value, if any, is dependent on future performance. In addition, the Compensation Committee has determined that the performance measures applicable to the January 2012 restricted stock unit award will also be applicable to Mr. Wexner’s March 2012 restricted stock unit award, if any. It is the intent of the Compensation Committee that similar performance measures will apply to Mr. Wexner’s January restricted stock unit award granted at the end of fiscal 2012, if any.

Retirement and Other Post-Employment Benefits

The Compensation Committee believes that, in addition to short- and long-term compensation, it is important to provide our executive officers with competitive post-employment compensation. Post-employment compensation consists of two main types—qualified and non-qualified defined contribution retirement plan benefits and termination benefits. The Compensation Committee believes that retirement plan benefits and termination benefits are important components in a well-structured executive officer compensation package, and the Compensation Committee also seeks to ensure that the combined package is competitive at the time the package is negotiated with each executive officer.

Retirement Plan Benefits

The Company sponsors both a tax-qualified defined contribution retirement plan and a non-qualified supplemental retirement plan. Participation in the qualified plan is available to associates who meet certain age and service requirements. Participation in the non-qualified plan is made available to associates who meet certain age, service, job level and compensation requirements. Our named executive officers participate in both plans.

The qualified plan permits participating associates to elect contributions up to the maximum limits allowable under the Code. The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions to the qualified plan vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.

The non-qualified plan is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The plan permits participating associates to elect contributions up to a maximum percentage of eligible compensation. The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible compensation and years of service. The plan also permits participating associates to defer additional compensation up to a maximum amount which the Company does not match.

Associates’ contributions to the non-qualified plan and the related interest vest immediately. Company contributions and credits to the non-qualified plan and the related interest are subject to vesting based on years of service. Associates generally may elect in-service distributions for the unmatched deferred compensation component only. The remaining vested portion of associates’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to 10 years.

Associates’ accounts are credited with interest using a rate determined annually based on the long-term Applicable Federal Rate published by the Internal Revenue Service. In general, the rate is set at what is considered “above market” as defined by SEC guidelines. We believe that an above market rate is appropriate based on the fact that unfunded associate contributions to the plan have a positive impact on Company cash flow, thus reducing the borrowing needs of the Company.

Termination Benefits: Severance Agreements and Change in Control Agreements

The Compensation Committee believes that severance and change in control arrangements have unique characteristics and value. For example, severance agreements provide protection for prospective executives who may forego significant bonuses and equity awards at the companies they are leaving or who face relocation expenses and family disruption. Generally, executives are not willing to accept such risks and costs without protection in the event their employment is terminated due to unanticipated changes, including a change in control. Additionally, executives often look to severance agreements to provide protection for lost professional opportunities in the event of a change in control and consequently assign significant value to them.

Due to his unique role as the founder of the Company, Mr. Wexner is not covered by a severance or change in control agreement. However, consistent with the treatment for all stock plan participants under the terms of both our 1993 Plan and our 2011 Plan, all of Mr. Wexner’s unvested stock options and restricted stock units will become vested upon death. Upon retirement or disability, restricted stock units will vest pro-rata based on the fraction of whole months worked from the grant date over the full vesting period (i.e., one-third will vest if twelve full months are completed from the grant date for a grant that would otherwise vest 100% three years from the grant date). In the event of a change in control, all awards granted under the 1993 Plan will become vested and awards granted under the 2011 Plan will become vested if Mr. Wexner’s employment is terminated other than for cause within 24 months of the change in control.

We have entered into severance and change in control agreements with all of our named executive officers other than Mr. Wexner as noted above. The benefits payable under these arrangements in certain circumstances are disclosed below under the heading “Estimated Post-Employment Payments and Benefits.” These agreements generally provide that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates his or her employment for good reason, the executive will continue to receive his or her base salary for one year after the termination date. If the executive agrees to a general release of claims against the Company, the executive will also be entitled to receive an additional year of salary continuation and the amount of incentive compensation that the executive would have otherwise received during the first year after termination.

In connection with a change in control of Limited Brands, in the event that the executive’s employment is terminated either by us without cause or by the executive for good reason, subject to the executive’s execution of a general release of claims against us, the executive would be entitled to a severance benefit equal to two times the executive’s base salary, plus an amount equal to the sum of the executive’s four previous semi-annual payouts under our short-term performance-based incentive compensation plan, together with a pro-rata amount for the short-term incentive compensation performance period in which the executive’s employment terminated. In addition, awards granted under the 1993 Plan will become vested and awards granted under the 2011 Plan will become vested if the executive’s employment is terminated other than for cause within 24 months of the change in control. During fiscal 2011, Ms. Turney’s and Mr. Burgdoerfer’s employment agreements were amended to remove the provision for tax reimbursement payments in the event any “parachute” excise tax is imposed on payments made in connection with a change in control. Consequently, none of our named executive officers are entitled to a tax gross-up upon a change in control. It is the Company’s policy not to enter into any new arrangements providing for change in control excise tax gross-up payments.

Additional tabular disclosure of certain termination benefits is set forth below under the heading “Retirement and Other Post-Employment Benefits.”

Perquisites

We provide our executive officers with minimal perquisites that the Compensation Committee believes are reasonable and in the best interests of the Company and its stockholders. These perquisites include the reimbursement of financial planning costs of up to $15,000, payment of life insurance policy premiums for Ms. Turney and tax equalization payments on certain taxable contributions to the non-qualified retirement plan in order to maximize the benefit provided by such items. This benefit is provided to all participants in the plan. The value of these benefits, to the extent utilized by our named executive officers, is disclosed below in footnote (6) to the 2011 Summary Compensation Table.

The Board of Directors has approved a security program (the “Security Program”) that provides security services to Mr. Wexner and his family. We require these security measures for the benefit of the Company and believe these security costs are appropriate given the risks associated with Mr. Wexner’s role and position. We periodically hire a third party to review our Security Program to verify that a bona fide business oriented security concern exists and that the Security Program costs are reasonable and consistent with these concerns. The Security Program requires Mr. Wexner to use corporate provided aircraft, or private aircraft that is in compliance with the Security Program, whether the purpose of the travel is business or personal.

The cost of security services which are not business related have been reimbursed to the Company by Mr. Wexner. In addition, to the extent that corporate provided aircraft is used by Mr. Wexner or any executive officer for personal purposes, he or she has reimbursed the Company based on the greater of the amount established by the IRS as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

Common Stock Ownership Guidelines

The Compensation Committee strongly encourages stock ownership of shares of Common Stock by the Company’s named executive officers. Our named executive officers are subject to minimum stockholding guidelines. Any individual promoted or hired into a position subject to these guidelines will have a five-year period in which to meet the stock ownership requirements. The stockholding requirements reflect the value of Common Stock held and can be met through direct or beneficial ownership of Common Stock, including shares of Common Stock held through the Company’s stock and retirement plans. In addition to aligning the interests of our named executive officers with those of our stockholders, the stock ownership guidelines promote a long-term focus and discourage inappropriate risk-taking.

The minimum guideline for the CEO is ownership of Common Stock with a value of five times his base salary. Mr. Wexner’s Common Stock ownership far exceeds this minimum requirement.

The minimum guideline for the other named executive officers is ownership of Common Stock with a value of three times his or her base salary. All of the named executive officers hold shares of Common Stock with a value in excess of the ownership guidelines as of the end of the 2011 fiscal year.

In addition to stock ownership guidelines for executives, after four years of membership on the Board, members of our Board of Directors must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years. All members of our Board are in compliance with this policy.

Recovery of Compensation Awards

We would seek to recover, under the relevant provisions of the Sarbanes-Oxley Act, previously awarded bonuses or equity-based compensation or profits in the event of a restatement of financial or other performance results.

Tax Deductibility

The Compensation Committee generally seeks to structure executive compensation in a tax efficient manner. The Limited Brands 2011 Cash Incentive Compensation Performance Plan and the 2011 Plan are intended to qualify payments under the Company’s performance-based cash incentive compensation program and equity-based incentive program, respectively, for tax deductibility under Code Section 162(m). The Compensation Committee has not elected to adopt a policy requiring all compensation to be tax deductible to maintain flexibility in structuring executive compensation to attract highly qualified executive talent and to further our business goals and compensation philosophy.

Compensation Governance

Our executive compensation program is overseen by the Compensation Committee of the Board. Compensation Committee members are appointed by our Board and meet the independence and other requirements of the NYSE and other applicable laws and regulations. Compensation Committee members are selected based on their knowledge and experience in compensation matters from their professional roles and their roles on other boards.

As part of its self-evaluation process, the Compensation Committee considers best practices and compliance with the highest governance standards. The Compensation Committee continued its work to enhance communication with the Board and maximize the effectiveness of the Compensation Committee. The role of the Compensation Committee and information about its meetings are set forth elsewhere in this proxy statement.

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement

The Compensation Committee’s charter is available on our website at http://www.limitedbrands.com.

Committee Delegation

Company management, including the Executive Vice President of Human Resources and the Senior Vice President of Talent Management and Total Rewards, generally prepare the materials for and attend Compensation Committee meetings, along with a representative from the Office of the General Counsel who records the minutes of the meeting, the Chief Administrative Officer and the Chief Financial Officer. This management team proposes compensation program design and recommends compensation levels and stock awards for executives other than for themselves. The CEO does not play a role in recommending his own compensation. The Compensation Committee makes the final determination regarding management’s proposals. The Compensation Committee regularly meets in executive session without management present.

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems appropriate and in the best interests of the Company. In accordance with its charter, the Compensation Committee has delegated to our Executive Vice President of Human Resources the authority to make grants of stock rights or options under and in accordance with the Company’s stock incentive plan with a value up to $400,000 in any year to any associate who is not a Section 16 officer of the Company or a senior leadership team member.

Compensation Consultant

As permitted by its charter, the Compensation Committee retained Towers Watson as its independent executive compensation consultant to assist in its evaluation of CEO and executive officer compensation levels, severance arrangements and program design. The Compensation Committee, considering recommendations from our management team, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for Compensation Committee review.

Specifically, the consultant provides the Compensation Committee with the following services, including but not limited to:

•	market trend information allowing the Committee to stay abreast of changing market practices;

•	data and recommendations to enable the Compensation Committee to make informed decisions;

•	program design assistance, including the January 2012 stock award for Mr. Wexner;

•	analysis on the alignment of pay and performance;

•	consultation on our executive compensation strategy and peer group selection; and

•	assistance in preparation of this disclosure.

The Compensation Committee has the sole authority to retain and terminate any independent executive compensation consultant. To that end, it periodically reviews the performance of the consultant and considers alternative consultants. In considering the advice provided by an executive compensation consultant, and whether to retain or continue the retention of an executive compensation consultant, the Compensation Committee requires that the Company regularly inform the Compensation Committee of all work provided or to be provided by the consulting firm and its affiliates to the Company in addition to the executive compensation services provided to the Compensation Committee. Additionally, the Compensation Committee reviews all bills rendered by the compensation consulting firm to the Company for services provided to both the Company and the Compensation Committee. In addition to the services provided at the request of the Compensation Committee, a separate division of Towers Watson provides a call center tracking system for which we pay quarterly software usage fees, aggregating less than $120,000 annually. The Compensation Committee believes that the provision of this work by Towers Watson is not material and does not impair the independence and objectivity of advice provided to the Compensation Committee on executive compensation matters.

Conclusion

In summary, fiscal 2011 was a year of continued strong financial and operational performance for our Company. We continue to deliver exceptional returns and are committed to creating long-term value for our stockholders. As we have demonstrated in the above disclosure, our pay levels and programs are highly aligned with the performance of the Company. We believe when we deliver above target results, our executives should receive above target compensation.

Based on the above, we recommend stockholders vote “FOR” our executive compensation program.

2011 Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during the fiscal year ended January 28, 2012 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($) (1)(2)(3) (4)(5)(6)
Leslie H. Wexner	2011	$1,924,000	$0	$8,822,133	$2,596,103	$4,899,158	$339,918	$649,172	$19,230,484
Chairman of the Board, CEO	2010	1,924,000	0	8,658,055	2,988,313	6,302,351	323,871	311,900	20,508,490
	2009	1,924,000	0	1,882,327	507,794	4,897,119	388,325	1,222,405	10,821,970

Sharen J. Turney	2011	1,290,385	0	3,266,112	1,075,458	3,051,568	181,168	730,224	9,594,915
CEO/President, Victoria’s Secret	2010	1,250,000	0	870,856	299,939	3,998,400	163,204	485,799	7,068,198
	2009	1,250,000	1,925,023	955,093	257,654	2,682,750	185,320	383,754	7,639,594

Martyn R. Redgrave	2011	1,040,000	0	850,736	245,803	2,004,038	35,280	509,352	4,685,209
Executive Vice President, Chief Administrative Officer	2010	1,040,000	0	817,059	249,552	2,628,007	24,038	371,479	5,130,135
	2009	1,040,000	0	651,251	171,545	2,150,762	29,117	210,571	4,253,246

Charles C. McGuigan(7) CEO/President, Mast Global	2011	891,923	0	2,027,810	638,175	1,800,018	31,624	347,252	5,736,802

Stuart B. Burgdoerfer	2011	745,192	0	1,076,722	354,534	1,238,760	18,119	313,011	3,746,338
Executive Vice President, Chief Financial Officer	2010	725,000	0	548,145	173,964	1,492,761	11,708	232,541	3,184,119
	2009	725,000	0	573,938	149,280	1,153,330	9,037	159,378	2,769,963

(1)

Performance-based incentive compensation bonuses are disclosed in this table under the Non-Equity Incentive Plan Compensation column. None of our named executive officers received a nonperformance-based award in fiscal 2011.

(2)

The value of stock and option awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with Accounting Standards Codification (“ASC”) Subtopic 718 Compensation—Stock Compensation, for each award. Stock options are valued using the Black-Scholes option pricing model. See Note 20 to the Company’s financial statements filed on March 23, 2012 on Form 10-K for the related assumptions for stock options granted during the 2011, 2010 and 2009 fiscal years and for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. Long-term equity awards vest over time and, therefore, are not realizable on an annual basis nor is the ultimate value determinable without reference to future performance.

(3)

Stock and option awards were granted to each named executive officer under the Company’s amended and restated 1993 Plan and the 2011 Plan. Awards are long-term compensation, vesting over periods from three to five years and are not realizable on an annual basis.

(4)

Represents the aggregate of the non-equity performance-based incentive compensation for the applicable fiscal Spring and Fall selling seasons. Incentive compensation targets are set based on a percentage of base salary and are paid seasonally based on the achievement of operating income results. The following table illustrates the amount of the compensation paid in cash, stock and voluntarily deferred:

	Paid in Cash ($)	Paid in Stock ($)	Deferred Cash ($)	Deferred Stock ($)	Total ($)
Mr. Wexner	$4,899,158	$0	$0	$0	$4,899,158
Ms. Turney	2,961,371	0	90,197	0	3,051,568
Mr. Redgrave	1,946,467	0	57,571	0	2,004,038
Mr. McGuigan	1,322,512	241,123	236,383	0	1,800,018
Mr. Burgdoerfer	1,200,101	0	38,659	0	1,238,760

(5)

Limited Brands does not sponsor any tax-qualified or non-qualified defined benefit retirement plans. For fiscal 2011, the amounts shown represent the amount by which earnings, at a rate equivalent to 5.99% compounded monthly on each named executive officer’s non-qualified deferred compensation account balance, exceeds 120% of the applicable federal long-term rate.

(6)	The following table details all other compensation paid to each named executive officer during our last fiscal year:

	Financial planning services provided to executive ($)	Life insurance premiums paid on executive’s behalf ($)	Tax equalization payments ($)	Reimbursement of medical costs not covered by the Company’s standard health plan ($)	Cash payout of fractional shares due to special dividend stock award adjustment ($)	Company contributions to the executive’s qualified and non-qualified retirement plan account ($)	Total ($)
Mr. Wexner	$0	$0	$24,808	$575	$537	$623,252	$649,172
Ms. Turney	9,500	7,730	23,156	609	496	688,733	730,224
Mr. Redgrave	0	0	18,892	40	455	489,965	509,352
Mr. McGuigan	2,150	0	11,168	69	380	333,485	347,252
Mr. Burgdoerfer	7,000	0	10,889	1,208	335	293,579	313,011

(7)	Mr. McGuigan was not a named executive officer for fiscal 2009 or fiscal 2010 and, therefore his compensation is not disclosed for those years.

Grants of Plan-Based Awards for Fiscal 2011

The following table provides information relating to plan-based awards and opportunities granted to the named executive officers during the fiscal year ended January 28, 2012.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leslie H. Wexner	3/31/2011				0	0	0	0	75,613	$30.5341	$760,909
	3/31/2011					75,613			0	0	2,245,804
	1/26/2012				0	0	0	0	174,867	41.26	1,835,195
	1/26/2012					174,867					6,576,328
		$711,880	$3,559,400	$7,118,800
Sharen J. Turney	3/31/2011				0	0	0	0	111,758	30.5341	1,075,458
	3/31/2011					111,759			0	0	3,266,112
		442,000	2,210,000	4,420,000
Martyn R. Redgrave	3/4/2011				0	0	0	3,158	0	0	92,046
	3/31/2011				0	0	0	0	25,543	30.5341	245,803
	3/31/2011					25,544			0	0	758,690
		291,200	1,456,000	2,912,000
Charles C. McGuigan	3/4/2011				0	0	0	1,732	0	0	50,482
	3/31/2011				0	0	0	0	66,317	30.5341	638,175
	3/31/2011				0	66,319	0		0	0	1,938,146
	9/2/2011					0		1,171	0	0	39,182
		198,000	990,000	1,980,000
Stuart B. Burgdoerfer	3/31/2011				0	0	0	0	36,842	30.5341	354,534
	3/31/2011					36,843			0	0	1,076,722
		180,000	900,000	1,800,000

(1)

Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum opportunities under the Company’s 2011 Cash Incentive Compensation Performance Plan for the 2011 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the 2011 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

Equity Incentive Plan Awards represent the Threshold, Target and Maximum payments of performance-based restricted stock units for the 2011 fiscal year. For awards granted on 3/31/2011, the actual number of performance-based restricted stock units earned is disclosed in the “All Other Stock Awards: Number of Shares of Stock or Units” column of this table.

Stock Awards granted to Mr. Wexner on January 26, 2012 are subject to achievement of the Company’s achievement of operating income as a percentage of sales ranking in the top 1/3 of the S&P Retailing Index in each of the 2012, 2013, 2014, 2015 and 2016 fiscal years, determined on a cumulative basis. If the performance condition is met, the restricted stock units will vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date, subject to continued employment.

Stock Awards granted to each of the named executive officers are earned based on achievement of the operating income target for fiscal 2011. The operating income target for fiscal 2011 was achieved and therefore, subject to continued employment, Stock Awards granted to Mr. Wexner and Mr. Redgrave on March 31, 2011 vest on March 31, 2013 and Stock Awards granted to Ms. Turney, Mr. McGuigan and Mr. Burgdoerfer vest over five years with 20% vesting on the second and third anniversaries of the grant date and 30% vesting on the fourth and fifth anniversaries of the grant date.

(3)	Stock Awards were granted pursuant to the Company’s amended and restated 1993 Plan and 2011 Plan.

Stock Awards granted on March 4, 2011 to Messrs. Redgrave and McGuigan and September 2, 2011 to Mr. McGuigan, represent awards made in connection with each of their elections to receive a portion of their cash-based incentive compensation bonus in shares of Common Stock. The grants were made based on the Fall 2010 bonus paid on March 4, 2011 and the Spring 2011 bonus paid on September 2, 2011. These grants vest 100% three years from the grant date, dependent on each named executive officer retaining the stock paid in lieu of cash.

In each case, the vesting of these awards is subject to continued employment.

Dividends are not paid or accrued on stock awards or stock units until such shares vest.

(4)

Option Awards were granted pursuant to the Company’s amended and restated 1993 Plan and 2011 Plan. Option grant dates were established on the date the grants were approved by the Compensation Committee of the Board and the exercise price is the closing price of Common Stock on the grant date.

Option Awards granted to Messrs. Wexner and Redgrave on March 31, 2011 vest in three equal installments beginning on the first anniversary of the grant date. Option Awards granted to Ms. Turney and Messrs. McGuigan Burgdoerfer on March 31, 2011 and Mr. Wexner on January 27, 2011 will vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date.

In each case, the vesting of these awards is subject to continued employment.

(5)

The value of stock and option awards reflects the grant date fair value under ASC Subtopic 718 Compensation—Stock Compensation for each award. Options are valued using the Black-Scholes option pricing model with the following assumptions as set forth in the Company’s financial statements filed on March 23, 2012, on Form 10-K for the 2011 fiscal year: dividend yield of 4.1%, volatility of 48%, risk free interest rate of 1.9% and expected life of 5.0 years. Restricted stock units are valued based on the fair market value of a share of Common Stock on the date of grant, adjusted for anticipated dividend yields.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2011

The following table provides information relating to outstanding equity awards granted to the named executive officers as of fiscal year end, January 28, 2012.

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(19)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(19)
Leslie H. Wexner	2/4/2002	516,630	0		0	13.74	2/4/2012
	2/3/2003	464,967	0		0	9.80	2/3/2013
	2/2/2004	464,967	0		0	14.51	2/2/2014
	3/31/2005	404,384	0		0	19.83	3/31/2015
	3/31/2006	101,094	0		0	19.96	3/31/2016
	3/30/2007	130,504	0		0	21.27	3/30/2017
	3/31/2008	155,108	51,705	(1)	0	13.95	3/31/2018
	3/31/2009	221,895	110,948	(1)	0	7.10	3/31/2019
	3/31/2010	36,824	73,649	(2)	0	20.90	3/31/2020
	1/27/2011	0	264,172	(3)	0	27.31	1/27/2021
	3/31/2011	0	75,613	(4)	0	30.53	3/31/2021
	1/26/2012	0	174,867	(5)	0	41.26	1/26/2022
								3/31/2009	332,843	(7)	13,799,671	0		0
								3/31/2010	110,473	(8)	4,580,211	0		0
								1/27/2011	264,167	(9)	10,952,364	0		0
								3/31/2011	75,613	(10)	3,134,915	0		0
								1/26/2012	0		0	174,867	(11)	7,249,986
Sharen J. Turney	3/31/2008	7,754	17,535	(1)	0	13.95	3/31/2018
	3/31/2009	2	56,294	(1)	0	7.10	3/31/2019
	3/31/2010	14,952	29,903	(2)	0	20.90	3/31/2020
	3/31/2011	0	111,758	(6)	0	30.53	3/31/2021
								3/31/2008	1,225,398	(12)	50,805,001	0		0
								3/31/2009	168,883	(7)	7,001,889	0		0
								3/31/2010	44,858	(8)	1,859,813	0		0
								3/31/2011	111,759	(13)	4,633,528	0		0
Martyn R. Redgrave	3/30/2007	29,962	0		0	21.27	3/30/2017					0		0
	3/31/2008	24,543	20,959	(1)	0	13.95	3/31/2018					0		0
	3/31/2009	74,962	37,478	(1)	0	7.10	3/31/2019					0		0
	3/31/2010	12,440	24,880	(2)	0	20.90	3/31/2020					0		0
	3/31/2011	0	25,543	(4)	0	30.53	3/31/2021
								3/31/2009	112,442	(7)	4,661,845	0		0
								9/4/2009	1,381	(14)	57,256	0		0
								3/5/2010	1,834	(15)	76,038	0		0
								3/31/2010	37,322	(8)	1,547,370	0		0
								9/3/2010	2,906	(16)	120,483	0		0
								3/4/2011	3,158	(17)	130,931	0		0
								3/31/2011	25,544	(10)	1,059,054	0		0

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(19)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(19)
Charles C. McGuigan	3/31/2008	0	4,637	(1)	0	13.95	3/31/2018
	3/31/2009	0	11,999	(1)	0	7.10	3/31/2019
	3/31/2010	0	7,183	(2)	0	20.90	3/31/2020
	3/31/2011	0	66,317	(6)	0	30.53	3/31/2021
								3/31/2009	36,000	(7)	1,492,560	0	0
								3/31/2010	10,775	(8)	446,732	0	0
								9/3/2010	1,555	(16)	64,470	0	0
								3/4/2011	1,732	(17)	71,809	0	0
								3/31/2011	66,319	(13)	2,749,586	0	0
								9/2/2011	1,171	(18)	48,550	0	0
Stuart B. Burgdoerfer	4/9/2007	3,825	0		0	21.92	4/9/2017
	3/31/2008	0	9,739	(1)	0	13.95	3/31/2018
	3/31/2009	2	32,615	(1)	0	7.10	3/31/2019
	3/31/2010	0	17,342	(2)	0	20.90	3/31/2020
	3/31/2011	0	36,842	(6)	0	30.53	3/31/2021
								3/31/2009	97,846	(7)	4,056,695	0	0
								9/4/2009	1,851	(14)	76,742	0	0
								3/5/2010	2,450	(15)	101,577	0	0
								3/31/2010	26,018	(8)	1,078,706	0	0
								3/31/2011	36,843	(13)	1,527,511	0	0

(1)	Options vest 100% on March 31, 2012.

(2)	Options vest 50% on March 31, 2012 and 50% on March 31, 2013.

(3)	Options vest 20% on January 27, 2013, 20% on January 27, 2014, 30% on January 27, 2015 and 30% on January 27, 2016.

(4)	Options vest 1/3rd on March 31, 2012, 1/3rd on March 31, 2013 and 1/3rd on March 31, 2014.

(5)	Options vest 20% on January 26, 2014, 20% on January 26, 2015, 30% on January 26, 2016 and 30% on January 26, 2017.

(6)	Options vest 20% on March 31, 2013, 20% on March 31, 2014, 30% on March 31, 2015 and 30% on March 31, 2016.

(7)	Shares vest 100% on March 31, 2012.

(8)	Shares vest 100% on March 31, 2013.

(9)	Shares vest 20% on January 27, 2013, 20% on January 27, 2014, 30% on January 27, 2015 and 30% on January 27, 2016.

(10)	Shares vest 100% on March 31, 2014.

(11)	Subject to achievement of a performance condition, shares vest 20% on January 26, 2014, 20% on January 26, 2015, 30% on January 26, 2016 and 30% on January 26, 2017.

(12)	Shares vest 40% on March 31, 2012, 20% on March 31, 2013, 20% on March 31, 2014 and 20% on March 31, 2015.

(13)	Shares vest 20% on March 31, 2013, 20% on March 31, 2014, 30% on March 31, 2015 and 30% on March 31, 2016.

(14)	Shares vest 100% on September 4, 2012.

(15)	Shares vest 100% on March 5, 2013.

(16)	Shares vest 100% on September 3, 2013.

(17)	Shares vest 100% on March 4, 2014.

(18)	Shares vest 100% on September 2, 2014.

(19)	Market value based on the $41.46 fair market value of a share of Common Stock on the last trading day of the fiscal year (January 27, 2012).

Option Exercises and Stock Vested Information for Fiscal 2011

The following table provides information relating to Option Awards exercised and Restricted Stock Unit Awards vested during the fiscal year ended January 28, 2012.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leslie H. Wexner	0	$0	0	$0
Sharen J. Turney	193,762	5,179,182	12,643	415,702
Martyn R. Redgrave	0	0	175,449	5,775,781
Charles McGuigan	83,605	1,365,676	119,833	4,524,436
Stuart B. Burgdoerfer	163,328	2,663,839	97,727	3,216,911

(1)

Option Award Value Realized is calculated based on the difference between (a) the sale price and the option exercise price for shares that were sold upon exercise and (b) the closing price on the day prior to the date of exercise and the option exercise price for shares that were held upon exercise.

(2)	Restricted Stock Award Value Realized is calculated based on the closing stock price on the date the restricted stock units vested.

Retirement and Other Post-Employment Benefits

Non-qualified Deferred Compensation for Fiscal 2011(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last FYE ($)(6)
Leslie H. Wexner	$0	$607,924	$1,018,054	$0	$18,134,492
Sharen J. Turney	149,921	663,605	786,216	0	12,700,972
Martyn R. Redgrave	100,504	464,837	337,317	0	4,749,271
Charles C. McGuigan	328,839	308,357	94,713	0	1,927,588
Stuart B. Burgdoerfer	59,983	268,451	54,266	0	1,075,267

(1)

Amounts disclosed include non-qualified cash deferrals, Company matching contributions, retirement credits and earnings under the Company’s Supplemental Retirement Plan (a non-qualified defined contribution plan) and stock deferrals and related reinvested dividend earnings under the Company’s 1993 Plan and 2011 Plan. Executive Contributions and related matching Registrant Contributions represent 2011 calendar year deferrals and match on incentive compensation payments earned based on performance for the Fall 2010 season, which was paid in March 2011, and for the Spring 2011 season, which was paid in September 2011.

(2)	All of the contributions are reported in the 2011 Summary Compensation Table under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns.

(3)

Reflects the Company’s 200% match of associate contributions of up to 3% of base salary and bonus above the IRS qualified plan maximum compensation limit and the Company’s retirement contribution of 6% for less than 5 years of service or 8% for 5 or more years of service of compensation above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included under the “All Other Compensation” column of the 2011 Summary Compensation Table.

(4)

Non-qualified deferred cash compensation balances earn a fixed rate of interest determined prior to the beginning of each year. For fiscal 2011, the rate was 5.99%. The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long-term rate in the amount of $339,918, $181,168, $35,280, $31,624 and $18,119 for Mr. Wexner, Ms. Turney and Messrs. Redgrave, McGuigan and Burgdoerfer, respectively, is disclosed in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2011 Summary Compensation Table.

Balance includes dividends earned on deferred stock and restricted stock unit balances in the amount of $243,618 and $231,653 for Ms. Turney and Mr. Redgrave, respectively. Dividends are reinvested into additional stock units based on the closing market price of the Company’s Common Stock on the dividend payment date.

(5)

Participants may elect to receive the funds in a lump sum or in up to ten annual installments following termination of employment, but generally may not make withdrawals during their employment. Deferrals under the Supplemental Retirement Plan, the 1993 Plan and the 2011 Plan are unfunded.

(6)

Balance includes the value of deferred stock and restricted stock units at calendar year-end in the amount of $2,831,442 and $2,692,383 for Ms. Turney and Mr. Redgrave, respectively. Value is calculated based on a stock price of $41.46 per share of Common Stock on January 27, 2012.

Estimated Post-Employment Payments and Benefits

We have entered into certain agreements with our executive officers that will require us to provide compensation in the event of a termination of employment, including a termination following a change in control of our Company. Mr. Wexner is not covered by such an agreement but is entitled to certain termination compensation under the terms of our benefit and stock plans. The following tables set forth the expected benefit to be received by each named executive officer in the event of his or her termination resulting from various scenarios, assuming a termination date of January 28, 2012 and a stock price of $41.46, the price of our Common Stock on January 27, 2012.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.

Leslie H. Wexner

	Voluntary Resignation ($)	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
		w/out Release ($)	& Signed Release ($)
Cash Severance(1)
Base Salary	$0	$0	$0	$0	$0	$0	$0
Bonus(2)	0	0	0	0	0	0	0

Total Cash Severance	0	0	0	0	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	11,347,363	11,347,363	0	0
Value of Accelerated Restricted Stock Units(3)	0	0	18,295,676	39,717,146	39,717,146	18,295,676	18,295,676

Total Value of Long-Term Incentives	0	0	18,295,676	51,064,509	51,064,509	18,295,676	18,295,676

Benefits and Perquisites(4)	0	0	0	0	2,000,000	225,000	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$18,295,676	$51,064,509	$53,064,509	$18,520,676	$18,295,676

Sharen J. Turney

	Voluntary Resignation ($)	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
		w/out Release ($)	& Signed Release ($)
Cash Severance(1)
Base Salary	$0	$1,300,000	$2,600,000	$2,600,000	$0	$0	$0
Bonus(2)	0	0	2,210,000	7,049,968	0	0	0

Total Cash Severance	0	1,300,000	4,810,000	9,649,968	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	4,252,474	4,252,474	0	0
Value of Accelerated Restricted Stock Units(3)	0	0	35,095,061	64,300,231	64,300,231	35,095,061	35,095,061

Total Value of Long-Term Incentives	0	0	35,095,061	68,552,705	68,552,705	35,095,061	35,095,061

Benefits and Perquisites(4)	7,086	29,186	40,236	40,236	5,000,000	987,611	7,086
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$7,086	$1,329,186	$39,945,297	$78,242,909	$73,552,705	$36,082,672	$35,102,147

Martyn R. Redgrave

	Voluntary Resignation ($)	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
		w/out Release ($)	& Signed Release ($)
Cash Severance(1)
Base Salary	$0	$1,040,000	$2,080,000	$2,080,000	$0	$0	$0
Bonus(2)	0	0	1,456,000	4,632,045	0	0	0

Total Cash Severance	0	1,040,000	3,536,000	6,712,045	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	2,654,877	2,654,877	0	0
Value of Accelerated Restricted Stock Units(3)	0	0	5,621,686	7,652,977	7,652,977	5,621,686	0

Total Value of Long-Term Incentives	0	0	5,621,686	10,307,854	10,307,854	5,621,686	0

Benefits and Perquisites(4)	0	19,832	29,749	29,749	2,000,000	319,959	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$1,059,832	$9,187,435	$17,049,648	$12,307,854	$5,941,645	$0

Charles McGuigan

	Voluntary Resignation ($)	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
		w/out Release ($)	& Signed Release ($)
Cash Severance(1)
Base Salary	$0	$900,000	$1,800,000	$1,800,000	$0	$0	$0
Bonus(2)	0	0	990,000	3,396,799	0	0	0

Total Cash Severance	0	900,000	2,790,000	5,196,799	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	1,412,094	1,412,094	0	0
Value of Accelerated Restricted Stock Units(3)	0	0	2,095,181	4,873,706	4,873,706	2,095,181	2,095,181

Total Value of Long-Term Incentives	0	0	2,095,181	6,285,800	6,285,800	2,095,181	2,095,181

Benefits and Perquisites(4)	0	21,954	32,931	32,931	2,700,000	320,488	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$921,954	$4,918,112	$11,515,530	$8,985,800	$2,415,669	$2,095,181

Stuart B. Burgdoerfer

	Voluntary Resignation ($)	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
		w/out Release ($)	& Signed Release ($)
Cash Severance(1)
Base Salary	$0	$750,000	$1,500,000	$1,500,000	$0	$0	$0
Bonus(2)	0	0	900,000	2,731,521	0	0	0

Total Cash Severance	0	750,000	2,400,000	4,231,521	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	2,147,635	2,147,635	0	0
Value of Accelerated Restricted Stock Units(3)	0	0	4,698,745	6,841,232	6,841,232	4,698,745	0

Total Value of Long-Term Incentives	0	0	4,698,745	8,988,867	8,988,867	4,698,745	0

Benefits and Perquisites(4)	0	21,734	32,601	32,601	1,500,000	230,434	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$771,734	$7,131,346	$13,252,989	$10,488,867	$4,929,179	$0

(1)	Assumes a termination date of January 28, 2012.

(2)

Bonus amounts assumed at target. Under “Involuntary w/out Cause or Voluntary w/Good Reason” termination scenarios, actual bonus payments would be equal to the bonus payment the named executive officer would have received if he or she had remained employed with Limited Brands for a period of one year after the termination date of January 28, 2012. Under an “Involuntary w/out Cause following Change in Control”, bonus payments for Ms. Turney, Mr. Redgrave, Mr. McGuigan and Mr. Burgdoerfer will be equal to the sum of the last four seasonal bonus payments received.

(3)	Calculated based on the $41.46 fair market value of a share of Common Stock on the last trading day of the fiscal year (January 27, 2012).

(4)

Estimates for benefits and perquisites include the continuation of medical, dental and other insurance benefits. Under the “Death” and “Disability” scenarios, includes proceeds from life and disability insurance policies, and value of unvested restricted stock units and retirement balances that would become vested.

Assumptions and Explanations of Numbers in Tables

The Compensation Committee retains discretion to provide, and in the past has provided, additional benefits to named executive officers upon termination or resignation if it determines the circumstances so warrant.

The tables do not include the payment of the aggregate balance of the named executive officers’ non-qualified deferred compensation that is disclosed in the Non-qualified Deferred Compensation for Fiscal 2011 table above.

Confidentiality, Non-Competition and Non-Solicitation Agreements

As a condition to each named executive officer’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the executive is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the executive from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of one year from the date of termination.

Termination Provisions—Definitions of Cause and Good Reason

The employment agreements for all named executive officers other than Mr. Wexner, who does not have an employment agreement, contain customary definitions of cause and good reason. “Cause” shall generally mean that the named executive officer (1) willfully failed to perform his or her duties with the Company (other than a failure resulting from the executive’s incapacity due to physical or mental illness); (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

“Good Reason” means (1) the failure to continue by the executive in a capacity originally contemplated in the executive’s employment agreement; (2) the assignment to the executive of any duties materially inconsistent with the executive’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her employment agreement; (3) a reduction in or a material delay in payment of the executive’s total cash compensation and benefits from those required to be provided; (4) the requirement that the executive be based outside of the United States, other than for travel that is reasonably required to carry out the executive’s duties; or (5) the failure by the Company to obtain the assumption in writing of its obligation to perform the employment agreement by a successor. The definition of “Good Reason” under Mr. Redgrave’s employment agreement further defines “Good Reason” to include the delivery of a Preliminary Notice of Good Reason by Mr. Redgrave to the Company after April 1, 2010 that must be accepted by the Company within six months.

Payments Upon a Termination in Connection with a Change in Control

A Change in Control of the Company will be deemed to have occurred upon the first to occur of any of the following events:

a)	any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;

b)	during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of directors then constituting the Board;

c)

a reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock is beneficially owned by individuals and entities who owned Common Stock just prior to the such reorganization, merger or consolidation; or

d)	the consummation of a complete liquidation or dissolution of the Company.

Tax Gross-up

In the event of a termination following a Change in Control, none of our named executive officers is entitled to reimbursement or gross-up for excise taxes imposed under Code Section 280G.

Fiscal 2011 Director Compensation

The following table sets forth compensation earned by the individuals who served as directors of the Company during fiscal 2011.(1)

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)(4)
Dennis S. Hersch	$80,000	$80,030	$160,030
James L. Heskett	107,500	92,524	200,024
Donna A. James	117,500	102,520	220,020
David T. Kollat	92,528	92,524	185,052
William R. Loomis, Jr.	93,250	92,524	185,774
Jeffrey H. Miro	92,500	92,524	185,024
Allan R. Tessler	143,250	122,511	265,761
Abigail S. Wexner	100,010	90,025	190,035
Raymond Zimmerman	94,028	92,524	186,552

(1)

Directors who are also associates receive no additional compensation for their service as directors. Our current Board of Directors’ compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation. At the end of four years of membership on the Board of Directors, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as director compensation over the four-year period.

(2)

Directors receive an annual cash retainer of $70,000; directors receive an additional annual cash retainer of $12,500 for membership on the Audit and Compensation Committees and $10,000 for all other committee memberships; committee chairs receive an additional $15,000 for the Audit and Compensation Committees and $10,000 for other committees; the lead independent director receives an additional cash retainer of $10,000.

(3)

Directors receive an annual stock retainer worth $70,000; directors receive an additional annual stock grant worth $12,500 for membership on the Audit and Compensation Committees and worth $10,000 for other committee memberships; the lead independent director receives and additional stock retainer of $10,000. Stock retainers were granted under the Limited Brands, Inc. 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors. The number of shares issued is calculated based on the fair market value of Common Stock on the date the shares were issued. The value of stock awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with ASC Subtopic 718 Compensation-Stock Compensation, for each award. See note 20 to the Company’s financial statements filed on March 23, 2012 on Form 10-K for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.

(4)

Under a previous Board of Directors compensation plan, directors received annual stock option awards. This plan ended and the current plan was adopted in 2003. Mr. Zimmerman had 1,290 stock options outstanding as of January 28, 2012 under the previous plan.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about Limited Brands’ equity compensation plans as of January 28, 2012.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	20,482,054	$17.26	(2)	18,919,191
Equity compensation plans not approved by security holders	0	0		0
Total	20,482,054	$17.26		18,919,191

(1)

Includes the following plans: Limited Brands, Inc. 2011 Stock Option and Performance Incentive Plan, Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (2009 Restatement), Limited Brands, Inc. 1996 Stock Plan for Non-Associate Directors and 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors.

(2)	Does not include outstanding rights to receive Common Stock upon the vesting of restricted stock unit awards or settlement of deferred stock units.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Limited Brands Board of Directors is composed of three directors who are independent, as defined under the rules of the Commission and NYSE listing standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” with the meaning of Section 16b-3 under the Exchange Act. The Compensation Committee reviews Limited Brands’ Compensation Discussion and Analysis on behalf of the Board of Directors.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Limited Brands’ annual report on Form 10-K for the year ended January 28, 2012 and the Company’s proxy statement.

Compensation Committee

James L. Heskett, Chair

David T. Kollat

Jeffrey H. Miro

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows certain information about the securities ownership of all directors (and nominees) of Limited Brands, the executive officers of Limited Brands named in the “Summary Compensation Table” above and all directors and executive officers of Limited Brands as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)(b)		Percent of Class
Stuart B. Burgdoerfer	18,303	(c)	*
Dennis S. Hersch	13,753,516	(d)(f)	4.6%
James L. Heskett	76,627	(d)	*
Donna A. James	42,261	(d)	*
David T. Kollat	110,938	(c)	*
William R. Loomis, Jr.	64,778	(d)	*
Charles McGuigan.	49,349		*
Jeffrey H. Miro	73,025	(d)	*
Martyn R. Redgrave	293,469	(c)(e)	*
Allan R. Tessler	87,894		*
Sharen J. Turney	183,355	(c)(e)	*
Abigail S. Wexner	10,078,801	(g)	3.4%
Leslie H. Wexner	53,729,188	(c)(h)(i)	17.9%
Raymond Zimmerman	101,516	(c)(d)(j)	*
All directors and executive officers as a group	55,048,434	(c)-(j)	18.4%

*	Less than 1%.

(a)

Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse.

(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of January 28, 2012.

(c)

Includes the following number of shares issuable within 60 days of January 28, 2012, upon the exercise or vesting of outstanding stock awards: Mr. Burgdoerfer, 3,827; Dr. Kollat, 1,290; Mr. Redgrave, 141,907; Ms. Turney, 22,708; Mr. Wexner, 2,496,373; Mr. Zimmerman, 1,290; and all directors and executive officers as a group, 2,739,065.

(d)

Includes the following number of deferred stock units credited to directors’ accounts under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Mr. Hersch, 45,636; Mr. Heskett, 62,573; Ms. James, 24,481; Mr. Loomis, 62,454; Mr. Miro, 52,486; Mr. Zimmerman, 66,350; and all directors as a group, 313,980.

(e)

Includes the following number of deferred stock units credited to executives’ accounts under the Company’s Supplemental Retirement Plan that could be convertible into Common Stock within 60 days after termination of employment with the Company: Mr. Redgrave, 21,646; Ms. Turney, 68,293; and all executives as a group, 107,699. Mr. Redgrave has elected to receive pay-out of his deferred stock units over three years, and his total represents 1/3 of the units which he would be owed after termination.

(f)	Includes 13,705,880 shares held by The Linden Trust for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner.

(g)

Excludes 43,650,387 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 478,115 shares held by The Wexner Children’s Trust II and 1,000,000 shares held by The Wexner Family Charitable Fund, in each case, as to which Mrs. Wexner shares voting and investment power with Mr. Wexner. Includes 8,600,686 shares directly owned by Mrs. Wexner.

(h)	Includes 1,682,962 shares held in the Limited Brands Savings and Retirement Plan (as of December 31, 2011), over which Mr. Wexner has investment but not voting power.

(i)

Includes 478,115 shares held by The Wexner Children’s Trust II; 1,000,000 shares held by The Wexner Family Charitable Fund; and 13,705,880 shares held by The Linden Trust. Mr. Wexner shares voting and investment power with Mrs. Wexner with respect to shares held by The Wexner Children’s Trust II and The Wexner Family Charitable Fund, and shares voting and investment power with Mr. Hersch with respect to shares held by The Linden Trust. Includes 4,892,608 shares held by the Wexner Personal Holdings Corporation, of which Mr. Wexner is the sole stockholder, director and officer. Includes 8,600,686 shares directly owned by Mrs. Wexner, as to which Mr. Wexner may be deemed to share voting and investment power. Includes 20,872,564 shares directly owned by Mr. Wexner.

(j)

Includes 2,400 shares which are Mr. Zimmerman’s pro rata share of 7,200 shares owned by a corporation of which Mr. Zimmerman is president and a 33% stockholder. Mr. Zimmerman has pledged 28,000 shares in connection with an agreement providing a $1,000,000 line of credit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Limited Brands’ executive officers and directors, and persons who own more than ten percent of a registered class of Limited Brands’ equity securities, must file reports of ownership and changes in ownership of Limited Brands’ equity securities with the Commission. Copies of those reports must also be furnished to Limited Brands. Based solely on a review of the copies of reports furnished to Limited Brands and written representations of the Company’s executive officers and directors that no other reports were required, we believe that during fiscal 2011 our executive officers, directors and greater than ten percent beneficial owners complied with these filing requirements, with the exception that Ms. Turney and Ms. Ramsey were each late in filing one Form 4 reporting one transaction.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the names of all persons who, as of the date indicated below, were known by Limited Brands to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Leslie H. Wexner(1)	53,729,188	17.9%
Three Limited Parkway
P.O. Box 16000
Columbus, OH 43216

Janus Capital Management LLC(2)	30,156,584	10.2%
151 Detroit Street
Denver, CO 80206

BlackRock, Inc.(3)	23,404,476	7.9%
40 East 52nd Street
New York, NY 10022

FMR LLC(4)	21,634,048	7.3%
82 Devonshire Street
Boston, MA 02109

The Vanguard Group, Inc.(5)	14,913,901	5.0%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	For a description of Mr. Wexner’s beneficial ownership, see “Security Ownership of Directors and Management” on pages 61 and 62.

(2)

As of December 31, 2011, based on information set forth in the Schedule 13G filed February 14, 2012 by Janus Capital Management LLC. Janus Capital Management LLC has sole dispositive power over 24,125,813 shares and sole voting power over 24,125,813 shares, and has shared dispositive power over 6,030,771 shares and shared voting power over 6,030,771 shares.

(3)

As of December 31, 2011, based on information set forth in the Schedule 13G filed February 13, 2012 by BlackRock, Inc. BlackRock, Inc. has sole dispositive power over 23,404,476 shares and sole voting power over 23,404,476 shares.

(4)

As of December 31, 2011, based on information set forth in the Schedule 13G filed February 14, 2012 by FMR LLC. FMR LLC has sole dispositive power over 21,634,048 shares and sole voting power over 103,299 shares.

(5)

As of December 31, 2011, based on information set forth in the Schedule 13G filed February 9, 2012 by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole dispositive power over 14,563,297 shares and sole voting power over 350,604 shares.

REPORT OF THE AUDIT COMMITTEE

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. We have the sole authority to appoint, compensate, retain, oversee and terminate the Company’s independent auditors. We pre-approve the audit services and non-audit services to be provided by the Company’s independent auditors. In addition, we evaluate the independent auditors’ qualifications, performance and independence and present our conclusions with respect to the independent auditors to the full Board on at least an annual basis.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed Limited Brands’ audited financial statements as of and for the year ended January 28, 2012 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that Limited Brands’ audited financial statements be included in our annual report on Form 10-K for the year ended January 28, 2012 for filing with the Commission.

We have appointed Ernst & Young LLP as Limited Brands’ independent registered public accountants.

Audit Committee

Donna A. James, Chair

William R. Loomis, Jr.

Allan R. Tessler

Raymond Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During our 2011 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended January 28, 2012. The Audit Committee annually reviews the selection of independent registered public accountants and has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.

Audit Fees

The aggregate audit fees payable to Ernst & Young LLP for the fiscal years ended 2011 and 2010 were approximately $4,240,000 and $4,233,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal control over financial reporting and fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements.

Audit Related Fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for the fiscal years ended 2011 and 2010 were approximately $173,000 and $173,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements.

Tax Fees

The aggregate fees for tax services rendered by Ernst & Young LLP for the fiscal years ended 2011 and 2010 were approximately $550,000 and $1,246,000, respectively. Tax fees include tax compliance and advisory services.

All Other Fees

The aggregate fees for all other services rendered by Ernst & Young LLP for the fiscal years ended 2011 and 2010 were approximately $124,000 and $0, respectively. The fiscal year 2011 amount includes fees for due diligence services.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

Stockholder Proposals Pursuant to Rule 14a-8

Proposals submitted for inclusion in the proxy statement for the 2013 annual meeting must be received by the Secretary of Limited Brands at our principal executive offices on or before the close of business on December 13, 2012.

Other Stockholder Proposals

If a stockholder intends to present a proposal or nominate a person for election as a director at the 2013 annual meeting other than as described above, the stockholder must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that the Secretary receive written notice of the intent to present a proposal or nomination no earlier than February 23, 2013 and no later than March 25, 2013. The notice must contain the information required by the Bylaws.

SOLICITATION EXPENSES

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. Our directors or employees may solicit proxies by telephone, facsimile and personal solicitation, in addition to the use of the mail. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees, and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.

By Order of the Board of Directors,

/s/ Leslie H. Wexner
Leslie H. Wexner Chairman of the Board

Appendix A

LIMITED BRANDS, INC.

PROPOSED AMENDMENT TO THE CHARTER TO REMOVE SUPERMAJORITY VOTING

REQUIREMENTS

Articles EIGHTH and FOURTEENTH and Section 2 of Article FIFTH and Section 1 of Article ELEVENTH are hereby removed in their entirety, and the remaining articles of the Charter are hereby renumbered accordingly. Articles EIGHTH and FOURTEENTH and Section 2 of Article FIFTH and Section 1 of Article ELEVENTH, which are hereby repealed, are shown below:

FIFTH. Section 2. Amendment of Bylaws by the Stockholders. The bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon. Any amendment to the Certificate of Incorporation which shall contravene any bylaw in existence on the record date of the stockholders meeting at which such amendment is to be voted upon by the stockholders shall require the vote of the holders of not less than 75 percent of the outstanding shares entitled to vote thereon.

EIGHTH. The affirmative vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon shall be required for the approval of any proposal that (1) the Corporation merge or consolidate with any other corporation or any affiliate of such other corporation if such other corporation and its affiliates singly or in the aggregate are directly or indirectly the beneficial owners of more than five percent of the outstanding shares of any class of stock of the Corporation entitled to vote in the election of directors (such other corporation and any affiliate thereof being herein referred to as a “Related Corporation”), or (2) the Corporation sell, lease or exchange all or substantially all of its assets or business to or with such Related Corporation, or (3) the Corporation issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any such Related Corporation or securities issued by any such Related Corporation or in a merger of any affiliate of the Corporation with or into any such Related Corporation, or (4) the Corporation dissolve, and to effect such transaction the approval of stockholders of the Corporation is required by law or by any agreement between the Corporation and any national securities exchange; provided, however, that the foregoing clauses (1), (2), (3) and (4) shall not apply (i) to any such merger, consolidation, sale, lease, or exchange, or issuance or delivery of assets or other securities which was approved by resolution of the Board of Directors of the Corporation prior to the acquisition of the beneficial ownership of more than five percent of such transaction solely between the Corporation and another corporation 50 percent or more of the voting power of which is owned by the Corporation provided that the Certificate of Incorporation of the surviving corporation contains provisions substantially similar to those provided in Articles FIFTH, SIXTH, Section 1, SEVENTH, EIGHTH, NINTH, TENTH, and ELEVENTH or (ii) to any transaction between this Corporation and either (a) any stockholder who owned in excess of 10 percent of the Common Stock of the Corporation immediately after the merger of Limited Interim, Ohio, Inc., an Ohio corporation, into The Limited Stores, Inc. an Ohio corporation or (b) any affiliate from time to time organized, established, or incorporated of a stockholder referred to in (ii) (a) above. For the purposes hereof, an “affiliate” is any person (including a corporation, partnership, association, trust, business entity, estate or individual) who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and in computing the percentage of outstanding Common Stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal. The stockholder vote, if any, required for mergers, consolidations, sales, leases, or exchanges of assets or issuances of stock or other securities not expressly provided for in this Article, shall be such as may be required by applicable law.

ELEVENTH. Section 1. Amendment of Certain Articles. The provisions set forth in this Article ELEVENTH and in Article FIFTH (dealing with the amendment of bylaws), SIXTH, Section 1 (dealing with the classified Board), SEVENTH (dealing with the prohibition against stockholder action without meetings), EIGHTH (dealing with the 75 percent vote of stockholders required for certain reorganizations), NINTH (dealing with certain matters to be considered by the Board in evaluating certain offers), and TENTH (dealing with the removal of any director) may not be amended, altered, changed, or repealed in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon.

FOURTEENTH. The provisions set forth in Article THIRTEENTH and in this Article FOURTEENTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock (as defined in Article THIRTEENTH) of the Corporation at a meeting of the stockholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is an Interested Person (as defined in Article THIRTEENTH), such action must also be approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock held by the stockholders other than the Interested Person.

Articles TENTH, THIRTEENTH, and Section 2 of Article ELEVENTH are hereby amended as shown below (with deletions highlighted in strike-through text and additions highlighted in underlined text):

TENTH. Any director may be removed at any annual or special stockholders’ meeting upon the ~~affirmative~~ vote of the holders of a majority in voting interest of the stockholders present in person or by proxy and voting thereon, a quorum being present ~~of not less than 75 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon~~; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him, delivered to him personally or by mail at his last known address at least 10 days prior to the date of the stockholders’ meeting; provided further, that directors who shall have been elected by the holders of a series or class of Preferred Stock, voting separately as a class, shall be removed only pursuant to the provisions establishing the rights of such series or class to elect such directors.

THIRTEENTH. Section 1. Vote Required for Certain Business Combinations. The affirmative vote of the holders of not less than ~~75 percent~~ a majority of the outstanding shares of “Voting Stock” (as hereinafter defined) held by stockholders other than an “Interested Person” (as hereinafter defined) shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation with any Interested Person; provided, however, that the ~~75 percent~~ exclusion of “Interested Persons” from this voting requirement shall not be applicable if:

(a) the “Continuing Directors” (as hereinafter defined) of the Corporation by at least a two-thirds vote (i) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Interested Person to become an Interested Person, or (ii) have expressly approved such Business Combination either in advance of or subsequent to such Interested Person’s having become an Interested Person; or

(b) the cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or “Other Consideration to be Received” (as hereinafter defined) per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the “Fair Price” (as hereinafter defined) paid by the Interested Person in acquiring any of its holdings of the Corporation’s Voting Stock.

Section 2. Definitions. Certain words and terms as used in this Article THIRTEENTH shall have the meanings given to them by the definitions and descriptions in this Section.

2.1. Business Combination. The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Interested Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the assets either of the Corporation (including without limitation, any voting securities of a subsidiary) or of a subsidiary of the Corporation to an Interested Person, (c) any merger or consolidation of an Interested Person, with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, of all or any Substantial Part of the assets of an Interested Person to the Corporation or a subsidiary of the Corporation, (e) the issuance or transfer by the Corporation or any subsidiary of any securities of the Corporation or a subsidiary of the Corporation to an Interested Person, (f) any reclassification of securities, recapitalization or other comparable transaction involving the Corporation that would have the effect of increasing the Voting power of any Interested Person with respect to Voting Stock of the Corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

2.2. Interested Person. The term “Interested Person” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article THIRTEENTH by the stockholders of the Corporation), “Beneficially Owns” (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article THIRTEENTH by the stockholders of the Corporation) in the aggregate 20 percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Without limitation, any share of Voting Stock of the Corporation that any Interested Person has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Interested Person and to be outstanding for purposes of this definition. An Interested Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Interested Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to an Interested Person under the foregoing definition of Interested Person, if the price paid by such Interested Person for such shares is not determinable by two-thirds of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Interested Person became the Beneficial Owner thereof.

2.3 Voting Stock. The term “Voting Stock” shall mean all of the outstanding shares of Common Stock of the Corporation and any outstanding shares of Preferred Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of Shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

2.4 Continuing Director. The term “Continuing Director” shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Person involved in a Business Combination became an interested Person, or a Director who was elected or appointed to fill a vacancy after the date the Interested Person became an Interested Person by a majority of the then-current Continuing Directors.

2.5 Fair Price. The term “Fair Price” shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean the highest price that can be determined by a majority of the Continuing Directors to have been paid at any time by the Interested Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by a majority of the Continuing Directors to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Interested Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Fair Price, all purchases by the Interested Person shall be taken into account regardless of whether the shares were purchased before or after the Interested Person became an Interested Person. Also, the Fair Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Interested Person with respect to the shares of capital stock of the Corporation acquired by the Interested Person. In the case of any Business Combination with an Interested Person, a majority of the Continuing Directors shall determine the Fair Price for each class and series of the capital stock of the Corporation. The Fair Price shall also include interest compounded annually from the date an Interested Person became an Interested Person through the date the Business Combination is consummated at the publicly announced base rate of interest of Morgan Guaranty Trust Company of New York less the aggregate amount of any cash dividends paid, and the fair market value of any dividends paid in other than cash, on each share of capital stock in the same time period, in an amount up to but not exceeding the amount of interest so payable per share of capital stock.

2.6. Substantial Part. The term “Substantial Part” shall mean more than 20 percent of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

2.7. Other Consideration to be Received. The term “Other Consideration to be Received” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Interested Persons or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

Section 3. Determinations by the Continuing Directors. In making any determinations, the Continuing Directors may engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the Corporation, and utilize employees and agents of the Corporation, who will, in the judgment of the Continuing Directors, be of assistance to the Continuing Directors. Any determinations made by the Continuing Directors, acting in good faith on the basis of such information and assistance as was then reasonably available for such purposes, shall be conclusive and binding upon the Corporation and its stockholders, including any Interested Person.

ELEVENTH. ~~Section 2. Amendments Generally. Subject to the provisions of Section 1 of this Article ELEVENTH, t~~The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred on stockholders herein are granted subject to this reservation.

ADMITTANCE SLIP

2012 ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Meeting:

Date:	Thursday, May 24, 2012

Time:	9:00 a.m., Eastern Time

Place:	Limited Brands, Inc. Three Limited Parkway Columbus, Ohio 43230

Attending the Meeting:

Stockholders who plan to attend the meeting in person must bring this admittance slip and a photo identification to gain access. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed. Photographs or video taken by Limited Brands at the meeting may be used by Limited Brands. By attending, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit the website at http://www.limitedbrands.com/investors or contact Limited Brands Investor Relations at (614) 415-7073.

LIMITED BRANDS, INC CAROL DRESKA THREE LIMITED PARKWAY P.O. BOX 16000 COLUMBUS, OH 43230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR
the following:

1. Election of Directors	For	Against	Abstain

01 James L. Heskett	☐	☐	☐

02 Allan R. Tessler	☐	☐	☐

03 Abigail S. Wexner	☐	☐	☐

The Board of Directors recommends you vote FOR
the following proposals:

2. Ratification of the appointment of	For	Against	Abstain
independent registered public
accountants	☐	☐	☐

3. Advisory vote to approve named executive	☐	☐	☐
officer compensation

4. Proposal to amend our Certificate of	☐	☐	☐
Incorporation to remove supermajority
voting requirements

For address change/comments, mark here (see reverse for instructions)	☐

Please indicate if you plan to attend this meeting	Yes	No

	☐	☐

The Board of Directors recommends you vote AGAINST
the following proposals:

5. Stockholder proposal	For	Against	Abstain
regarding an independent
board chairman	☐	☐	☐

6. Stockholder proposal	☐	☐	☐
regarding our classified
board

7. Stockholder proposal	☐	☐	☐
regarding special meetings
of stockholders

8. Stockholder proposal	☐	☐	☐
regarding share retention policy

Note: Such other business as may	☐	☐	☐
properly come before the meeting
or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature [Joint Owners]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The COMBINED Annual Report & Proxy Statement is/are available at www.proxyvote.com.

LIMITED BRANDS, INC.

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 24, 2012

The undersigned hereby appoints Leslie H. Wexner, Stuart B. Burgdoerfer, and Martyn R. Redgrave, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of Limited Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 24, 2012 at 9:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING OR ANY ADJOURNMENTS THEREOF.

Address change/comments:

If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed

on reverse side)